Exhibit 2.1

EXECUTION VERSION

INTEREST PURCHASE AGREEMENT

by and between

AVNET, INC.,

as the Seller

and

TECH DATA CORPORATION,

as the Buyer

Dated as of September 19, 2016

i

(Continued)

(Continued)

(Continued)

		Page

Section 9.19	Legal Representation	90
Section 9.20	No Presumption Against Drafting Party	91
Section 9.21	Liability of Financing Sources	91

Exhibit A - Transition Services Agreement

INTEREST PURCHASE AGREEMENT

INTEREST PURCHASE AGREEMENT, dated as of September 19, 2016 (this “Agreement”), by and between Avnet, Inc., a New York corporation (the “Seller”), and Tech Data Corporation, a Florida corporation (the “Buyer”).

RECITALS

WHEREAS, the Seller directly or indirectly (x) owns 100% of the issued and outstanding equity interests (the “US Interests”) of AVT Technology Solutions LLC (“NewCo US”), a newly formed Delaware limited liability company, and (y) after the Reorganization, will own 100% of the issued and outstanding equity interests (the “Non-US Interests” and, collectively with the US Interests, the “Interests”) of NewCo Non-US (each of NewCo US and NewCo Non-US, a “Company” and collectively, the “Companies”);

WHEREAS, the Seller and its Subsidiaries are currently engaged in the business of distributing: (a) information technology solutions and services, including enterprise computing servers, lifecycle management, software, storage, converged solutions and vendor accredited training (except, in each case, as currently conducted in China); and (b) hard disk drives, microprocessors, motherboards and DRAM module technologies to personal computing integrators and value-added resellers, as currently conducted by the Seller’s Technology Solutions operating group (such business, the “TS Business”); provided, however, for the avoidance of doubt, the TS Business shall not include the Retained Business;

WHEREAS, in connection with the execution of this Agreement, the Seller and its applicable Subsidiaries shall implement the Reorganization such that, as of the Closing, the Companies and their Subsidiaries shall hold the TS Assets and the TS Liabilities, in each case as set forth in the Reorganization Agreement;

WHEREAS, in connection with the transactions contemplated hereby, the Parties and certain of their Affiliates shall enter into a Transition Services Agreement and certain related ancillary agreements to facilitate the sale of the TS Business to the Buyer;

WHEREAS, the Seller wishes to sell to the Buyer the US Interests and to cause one of its wholly owned Subsidiaries to sell to the Buyer the Non-US Interests, and the Buyer wishes to purchase from the Seller, the Interests;

WHEREAS, the Buyer intends to cause any Subsidiaries of the Companies that are organized or to be organized in France to be directly or indirectly transferred to the Subsidiaries of the Buyer that are organized or to be organized in France, and the Buyer intends to effect this transfer immediately after the Closing and without any action or obligation by the Seller or any of its Affiliates; and

WHEREAS, the Seller will receive a combination of cash and common stock, par value $0.0015 per share, of the Buyer (“Buyer Common Stock”) as consideration for the Interests owned (directly or indirectly) by the Seller as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, litigation, action, suit, investigation, arbitration or mediation or other proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Transition Services Agreement, the Reorganization Agreement and the Employee Matters Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” mean the audited combined balance sheets of the TS Business as of July 2, 2016 and June 27, 2015 and the related audited combined statements of income, comprehensive income, stockholder’s equity and cash flows for each of the years in the three-year period ended July 2, 2016, together with all related notes and disclosures thereto.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Buyer Material Adverse Effect” means any state of facts, circumstance, condition, development, result, event, change, occurrence or effect (each, an “Effect”) that, individually or in combination with any other Effect, would or would reasonably be expected to (i) prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the consummation of the transactions contemplated hereby; or (ii) have a material adverse effect on the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, other than, in the case of clause (ii) only, any Effect to the extent arising out of or resulting from (A) changes or developments in conditions generally affecting any of the industries in which the Buyer operates, (B) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities or any acts of war or terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, (C) natural disasters or calamities, (D) changes after the date hereof in any applicable Law or GAAP, (E) any failure by the Buyer to meet its internal or published projections or forecasts of its revenues, earnings or other financial performance or results of operations (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition), (F) the announcement of this Agreement or the fact that the transactions under this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby are pending or have been consummated, including any resulting termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Buyer, other than for purposes of any representation or warranty set forth in Section 4.3, (G) any action taken by the Buyer that is expressly required by this Agreement or the Ancillary Agreements other than any action required by Section 5.2 hereof, or (H) any action taken (or omitted to be taken) at the specific written request of the Seller that is not otherwise required to be taken pursuant to the terms hereof; provided, however, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C) or (D) may constitute, and be taken into account in determining the occurrence of, a Material Adverse Effect if such change or event has a disproportionate impact on the Buyer compared to any other companies that operate in the industries in which the Buyer operates.

“Cash” means, without duplication, the aggregate amount of (i) cash and cash equivalents and interest income receivable on such cash and cash equivalents (including cash resulting from the receipt of checks by the Companies and their Subsidiaries prior to 11:59 p.m. Eastern time on the date immediately prior to the Closing Date, whether or not such checks have been deposited or have cleared on or after the Closing Date) of the Companies and their Subsidiaries as of 11:59 p.m. Eastern time on the date immediately prior to the Closing Date, including cash held by Avnet Technology Solutions Sanayi Ve Ticaret Anonim Sirketi attributable to a Company’s ownership interest therein, plus (ii) marketable securities and interest income receivable on such marketable securities, owned by any of the Companies or any of their Subsidiaries as of such time, including any marketable securities owned by Avnet Technology Solutions Sanayi Ve Ticaret Anonim Sirketi attributable to a Company’s ownership interest therein, minus (iii) (A) outstanding checks (excluding, for the avoidance of doubt, any outstanding checks resulting from the issuance of checks by the Companies and their Subsidiaries after 11:59 p.m. Eastern time on the date immediately prior to the Closing Date) and (B) any restricted cash under GAAP. For the avoidance of doubt, Cash may be a positive or negative amount, and there shall be no gross up of cash in respect of outstanding checks.

“Cash Purchase Price” means the Estimated Cash Purchase Price, as finally adjusted pursuant to Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company Plan” means any Employee Benefit Plan that is maintained or sponsored solely by the Companies or any of their Subsidiaries for the benefit of any current or former NewCo Employee.

“Compliant” means, without giving effect to any supplements or updates other than supplements or updates that have been delivered to the Buyer prior to commencement of the applicable Marketing Period, (i) the Required Information does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading, (ii) such Required Information is compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for offerings of debt securities on a registration statement on Form S-3 (other than provisions for which compliance is not customary in a Rule 144A offering of debt securities if the Financing does not include any securities proposed to be offered and sold in a registered offering), (iii) any interim financial statements included in such Required Information have been reviewed by the independent accountants of the Seller as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722, and (iv) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S-3 (other than provisions for which compliance is not customary in a Rule 144A offering of debt securities if the Financing does not include any securities proposed to be offered and sold in a registered offering), including such financial statements and financial information, to be declared effective by the SEC on each day of the Marketing Period and (B) the Financing Sources to receive final and executed versions of a customary accountants’ comfort letter (including customary “negative assurances”), in order to consummate any offering of debt securities on each day of the Marketing Period, subject to the completion by such accountants of customary procedures relating thereto.

“Contract” means any legally binding contract, agreement, subcontract, license, sublicense, lease, sublease, sales order, purchase order, indenture, mortgage, note, bond, letter of credit, warrant, instrument, obligation, commitment, or understanding (including all amendments, supplements and modifications thereto).

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Copyrights” means copyrights, including those for software and computer algorithms, and registrations and applications therefor.

“Debt Commitment Letter” means the commitment letter among the Buyer, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of the date hereof, as amended, supplemented or replaced in compliance with this Agreement, pursuant to which the financial institutions party thereto have agreed to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated by this Agreement.

“Debt Financing Documents” means the Debt Commitment Letter and all agreements, documents and certificates contemplated by the Financing, including (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and other related agreements pursuant to which the Financing will be governed or contemplated by the Debt Commitment Letter; (b) officer, secretary, solvency (provided by the Buyer) and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, lien searches, resolutions and other ancillary documents contemplated by the Debt Commitment Letter or other Debt Financing Documents or otherwise requested by the Financing Sources; and (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not such plan is subject to ERISA), and any other pension, profit sharing, 401(k), severance, termination indemnity, welfare, disability, deferred or supplemental compensation, stock purchase, stock option, other equity or equity-based, change in control, retention, employment, fringe benefit, vacation, bonus, commission or incentive plan, program, policy, agreement or other arrangement, whether or not subject to ERISA (i.e., including such employee benefit plans in jurisdictions outside of the U.S.).

“Employee Matters Agreement” means the Employee Matters Agreement, dated the date hereof, between the Seller, NewCo US and the Buyer.

“Encumbrance” means any charge, claim, equitable interest, mortgage, lien (statutory or other), option, pledge, security interest, encumbrance, right of first refusal or other restriction of any kind (other than those created under applicable securities Laws).

“Enterprise-Wide Contract” means any material Contract that (i) is necessary for the operation of the TS Business as currently conducted to which the Seller or an Affiliate of the Seller (other than the Companies or their Subsidiaries) is a party and (ii) is set forth on Section 5.5(b) of the Seller Disclosure Schedules.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Estimated Cash Purchase Price” means: $2,400,000,000, plus (i) Estimated Cash, minus (ii) Estimated Indebtedness, minus (iii) Estimated Transaction Expenses, plus (iv) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, minus (v) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital.

“Export Control Laws and Sanctions” means any applicable export, re-export and economic sanctions Laws, including those (i) administered by the U.S. Department of Commerce, the U.S. Department of the Treasury and the U.S. Department of State, and (ii) all

other applicable export controls and economic sanctions in other countries in which the Companies and their Subsidiaries conduct business, other than any such Laws, which, if complied with, may be inconsistent with applicable U.S. Laws.

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter, including the borrowing of loans or the offering or private placement of debt securities (such offering or private placement, the “Bond Financing”) contemplated by the Debt Commitment Letter and any related engagement letter and including any credit facilities or capital markets debt financing or equity or equity-related offerings undertaken in replacement of all or any portion of such financing.

“Financing Deliverables” means the following: documentation and other information reasonably requested by the Financing Sources with respect to applicable “know-your-customer” and anti-money laundering rules and regulations (provided such documentation and other information is requested at least 10 Business Days prior to the Closing Date).

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Financing or other financings in connection with the transactions contemplated by this Agreement, including the parties to the Debt Commitment Letter, any joinder agreements, indentures or credit agreements or similar Debt Financing Documents entered pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equity holders, managers, members, limited partners, controlling persons, agents, advisors and representatives and respective successors and assigns of the foregoing Persons.

“Fraud” means, with respect to any Party, an actual or intentional fraud with the intent to deceive the other Party hereto.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authority” means any United States or foreign, national, federal, state, provincial, local or other governmental, quasi-governmental, regulatory or administrative authority, instrumentality, department, tribunal, agency, self-regulatory body (including any securities exchange) or commission or any judicial or arbitral body or any political or other subdivision, department, agency or branch of any of the foregoing.

“Government Contract” means any Contract between the Company or any of its Subsidiaries and any Governmental Authority (acting on its own behalf or on behalf of another country or international organization).

“Indebtedness” means the sum of (a) $4,500,000 and (b) as of a specified time, but after giving effect to the Reorganization, without duplication, the amount of, including the principal amount of, plus any related accrued and unpaid interest on, and any fees, guarantees, reimbursements, damages, costs of unwinding, prepayment premiums or penalties in respect of, (i) indebtedness for borrowed money of the Companies and their Subsidiaries, whether secured or unsecured, (ii) indebtedness of the Companies and their Subsidiaries evidenced by any note, bond, debenture, mortgage or similar instrument or other debt security, (iii) the deferred purchase price of goods or services (to the extent not a current liability), (iv) the net obligations or receivables of the Companies and their Subsidiaries under any derivative financial instrument arrangements (including all breakage costs to the extent terminated as of the Closing Date), (v) leases that are capitalized in accordance with GAAP under which the Companies or any of their Subsidiaries is a lessee, (vi) Transferred Debt, (vii) accrued bank fees, excluding Avnet Technology Solutions Sanayi Ve Ticaret Anonim Sirketi’s accrued and unpaid interest which is included within Transferred Debt, (viii) all contingent consideration (earn-out) obligations, including the contingent consideration (earn-out) payments set forth on Section 1.1(a) to the Seller Disclosure Schedules, and (ix) accrued contingent legal liabilities; provided, that with respect to Indebtedness of non-wholly owned Subsidiaries of the Companies, “Indebtedness” shall only include those amounts attributable to a Company’s ownership interest in such entities. Notwithstanding the foregoing, “Indebtedness” shall not include (A) any operating lease obligations, (B) obligations under any letters of credit, performance bonds or similar obligations, (C) trade payables and accrued expenses arising in the ordinary course of business and intercompany payables between the Companies and any of their wholly-owned Subsidiaries, (D) any Excluded Liabilities (as defined in the Reorganization Agreement) or (E) any other liabilities either current or long-term that do not meet the definition of Indebtedness above.

“Intellectual Property” means all intellectual property and other similar proprietary rights arising under the Laws of the United States or any other jurisdiction, whether registered or unregistered, including with respect to the following: (i) Marks and websites and uniform resource locators, (ii) Patents, (iii) Copyrights and moral rights, (iv) Trade Secrets, (v) Software, (vi) mask works and (vii) registrations and applications (including renewals, restorations, reversions and modifications of the same) relating to any of the foregoing.

“IRS” means the Internal Revenue Service of the United States.

“IT Assets” means the computers, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, all other information technology infrastructure and equipment and Software used by or on behalf of the Seller and any of its Subsidiaries, to the extent primarily related to the TS Business.

“Knowledge of the Buyer” means the actual knowledge of any one or more of the Persons listed in Section 1.1 of the Buyer Disclosure Schedules as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and the knowledge such individuals would have acquired after reasonable inquiry.

“Knowledge of the Seller” means the actual knowledge of any one or more of the Persons listed in Section 1.1(b) of the Seller Disclosure Schedules as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and the knowledge such individuals would have acquired after reasonable inquiry.

“Law” means any international, national, federal, state or local statute, law, constitution, treaty, ordinance, regulation, rule, code, injunction, judgment, decree, or Order of any Governmental Authority.

“Lease” means any lease, license, or other occupancy agreement, and any amendments, modifications or supplements thereto.

“Leased Real Property” means the real property leased, licensed or otherwise occupied by the Seller and its Subsidiaries, including, for the avoidance of doubt, the Companies and their Subsidiaries, and used by the TS Business, together with all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Action or Order.

“Losses” means all losses, damages, costs, expenses, liabilities, interest, settlements, awards, judgments, fines, assessments, penalties, expenses, or Taxes, including reasonable attorneys’ fees, costs of investigation and costs of enforcing any right to indemnification hereunder or pursuing any insurance providers.

“Marketing Period” means the first period of 17 consecutive Business Days, commencing after the date hereof throughout which and on the first and last day of which (a) the Buyer shall have received the Required Information and the Required Information shall be Compliant and (b) the conditions set forth in Section 6.1 and Section 6.3 shall have been satisfied or waived by the Buyer (other than (x) the conditions set forth in Section 6.1(c) to the extent that certain actions in respect of the Reorganization are not required to be effected until at or immediately prior to the Closing pursuant to the Reorganization Agreement and (y) those conditions which by their nature cannot be satisfied until the Closing but which conditions are then capable of being satisfied) and throughout which period the Buyer shall have continued to receive promptly from the Seller and the Companies (A) the Required Information and (B) updates and supplements to such Required Information as necessary to maintain the accuracy and completeness thereof; provided, that (1) the Marketing Period shall end on any earlier date that is the date on which the full proceeds of the Financing are made available to the Buyer to complete the purchase of the Interests and the related transactions, (2) the Marketing Period shall not commence prior to the date on which the Buyer files its quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2016, (3) if such 17 consecutive Business Day period will not have ended on or prior to the last Business Day of the fiscal quarter of the Buyer in which it otherwise would have commenced, the Marketing Period shall not commence prior to the 31st day after the end of such fiscal quarter or, if such fiscal quarter is the final fiscal quarter in the Buyer’s fiscal year, the date on which the Buyer is required by the SEC to file its Form 10-K with respect to such fiscal year, (4) if such 17 consecutive Business Day period will not have ended on or prior to the last Business Day of the fiscal quarter of the Seller in which it otherwise would have commenced, the Marketing Period shall not commence prior to the date on which the

Seller files a Form 8-K with the SEC including an earnings release with respect to such fiscal quarter (with respect to such fiscal quarter and the fiscal year it completes in the case of the final fiscal quarter in a fiscal year), and (5) such 17 consecutive Business Day period (x) shall exclude November 23 and 25, 2016 and (y) if such period has not ended on or before December 19, 2016, such period shall not commence before January 3, 2017; provided further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 17 consecutive Business Day period, any of the conditions in clauses (a) or (b) of this definition are not satisfied, and in any such case, the Marketing Period shall not commence or be deemed to have commenced unless and until the applicable Required Information has been amended and updated, if necessary, and the conditions in clauses (a) and (b) would be satisfied throughout and on the last day of such new 17 consecutive Business Day period. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such 17 consecutive Business Day period, (i) the Seller’s independent registered accounting firm shall have withdrawn its authorization letter or audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not commence any earlier than the time at which, as applicable, a new authorization letter or unqualified audit opinion is issued with respect to the combined financial statements for the applicable periods by the Seller’s independent registered accounting firm or another independent registered accounting firm reasonably acceptable to the Buyer, (ii) the Companies or the Seller indicates its intent to restate any financial statements or material financial information included in the Required Information or (iii) the Required Information is not Compliant at any point during such period; then, in each case, a new 17 consecutive Business Day period thereafter shall commence only upon the Buyer receiving updated Required Information that is Compliant and the other conditions set forth in this definition of Marketing Period being satisfied.

“Marks” means trade names, trademarks and service marks (registered and unregistered), corporate names, brand names, logos, slogans, designs, domain names, social media handles, trade dress and similar rights (registered or unregistered), together with the goodwill connected with the use of and symbolized by, and all registrations, applications to register any of the foregoing.

“Material Adverse Effect” means any Effect that, individually or in combination with any other Effect, would or would reasonably be expected to (i) prevent, materially delay or materially impede the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby; or (ii) have a material adverse effect on the business, financial condition or results of operations of the TS Business, taken as a whole, other than, in the case of clause (ii) only, any Effect to the extent arising out of or resulting from (A) changes or developments in conditions generally affecting any of the industries in which the TS Business operates, (B) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities or any acts of war or terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, (C) natural disasters or calamities, (D) changes after the date hereof in any applicable Law or GAAP, (E) any failure by the TS Business to meet its internal or published projections or forecasts of its revenues, earnings or other financial performance or results of operations (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition), (F) the announcement of this Agreement or the fact that the transactions under this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby are pending or have been consummated, including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the TS Business, other than for purposes of any representation or warranty set forth in Section 3.3, (G) any action taken by the Seller or the Companies, or which the Seller causes to be taken by the Companies or any of their Subsidiaries, in each case that is expressly required by this Agreement or the Ancillary Agreements other than any action required by Section 5.1 hereof, or (H) any action taken (or omitted to be taken) at the specific written request of the Buyer that is not otherwise requested to be taken pursuant to the terms hereof; provided, however, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C) or (D) may constitute, and be taken into account in determining the occurrence of, a Material Adverse Effect if such change or event has a disproportionate impact on the TS Business compared to any other companies that operate in the industries in which the TS Business operates.

“NASDAQ” means the Nasdaq Global Select Market.

“Net Working Capital” means, an amount (which may be positive or negative), as of 11:59 p.m. Eastern time on the date immediately prior to the Closing Date but after giving effect to the Reorganization, equal to, without duplication, the current assets of the Companies and their Subsidiaries, minus the current liabilities of the Companies and their Subsidiaries, in each case, calculated in accordance with the Applicable Accounting Principles. Notwithstanding the foregoing, (i) Net Working Capital shall not include (a) Cash, (b) Indebtedness, (c) Transaction Expenses, (d) intercompany assets or liabilities of the Companies and their Subsidiaries, (e) any income Tax related assets or liabilities, either current or deferred (for the avoidance of doubt, not including any VAT or ad valorem taxes), (f) employee loans and advances, (g) factored/sold receivables (for the avoidance of doubt, the Parties acknowledge that factored/sold receivables will be added back to accounts receivable), (h) note receivable for factored/sold receivables, (i) accrued minority interest, and (j) Excluded Liabilities (as defined in the Reorganization Agreement), and (ii) there shall be no gross up of accounts payable in respect of outstanding checks. For illustrative purposes, an example calculation of Net Working Capital is set forth in Section 2.4 of the Seller Disclosure Schedules (the “Sample Statement”).

“NewCo Employee” means the individuals listed on Schedule 2.1(a) of the Employee Matters Agreement for dates between and including the date hereof and the day immediately preceding the Operational Separation Date (as defined in the Employee Matters Agreement), and the Continuing NewCo Employees (as defined in the Employee Matters Agreement) for dates between and including the Operational Separation Date and the Closing Date (treating such individuals for this purpose as if the definition of Continuing NewCo Employees in the Employee Matters Agreement were determined immediately prior to the Closing).

“NewCo Non-US” means an entity to be formed as a “besloten vennootschap met beperke aansprakelijkheid” (i.e., B.V.) in the Netherlands by the Seller or a wholly owned Subsidiary of the Seller following the date hereof pursuant to Section 5.17 in connection with the Reorganization.

“Order” means any judgment, order, injunction, decision, determination, award, ruling, writ, stipulation, restriction, assessment or decree of, or entered by, with or under the supervision of, any Governmental Authority.

“Owned Real Property” means the real property owned by the Seller and its Subsidiaries and used by the TS Business, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the TS Business relating to the foregoing.

“Party” means each of the Buyer and the Seller in its capacity as a party to this Agreement.

“Patents” means patents and rights in respect of utility models or industrial designs and applications for any of the foregoing, together with all reissues, continuations, continuations-in-part, divisional and reexaminations thereof.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, in each case, to the extent reserves with respect thereto have been established, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the TS Business, or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not materially violated by any current use, occupancy or activity conducted by the TS Business or otherwise conducted at the affected property, (v) liens granted to any lender at the Closing in connection with any financing by the Buyer of the transactions contemplated hereby or otherwise created by the Buyer or its Affiliates, (vi) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased but only to the extent that such lease or other similar agreements have been made available to the Buyer, and (vii) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances, but excluding any Encumbrances securing an obligation to pay money, that do not materially interfere with or limit the present use or value of the assets of the TS Business.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor or predecessor, by merger or otherwise, of any of the foregoing.

“Personally Identifiable Information” means any information that, alone or in combination with other information, can reasonably be associated with or used to specifically identify an individual natural Person, including “personal data” as defined in any Privacy Law, and including name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, sexual orientation and marital or other status.

“Pre-Closing Straddle Period” shall mean the portion of the Straddle Period ending on the Closing Date.

“Pre-Closing Straddle Period Taxes” shall mean any Taxes of the Companies or their Subsidiaries or, without duplication, with respect to the TS Business allocable to the Pre-Closing Straddle Period. For all purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the portion of any Taxes that are allocable to the Pre-Closing Straddle Period shall be (a) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books and (b) in the case of any Taxes that are imposed on a periodic basis, the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.

“Pre-Closing Tax Period” shall mean any taxable period (or a portion thereof) ending on or prior to the Closing Date and shall include the Pre-Closing Straddle Period.

“Pre-Closing Taxes” shall mean any Taxes of the Companies or their Subsidiaries or, without duplication, with respect to the TS Business, in each case with respect to any Pre-Closing Tax Period and shall include any Pre-Closing Straddle Period Taxes.

“Privacy Laws” means all Laws relating to direct marketing, advertising or unsolicited communications or the receipt, collection, compilation, use, storage, management, recording, processing, sharing, deletion, disposal, or security of Personally Identifiable Information and all such Laws or regulations governing breach notification, penalties and compliance with orders.

“Purchase Price” means the Cash Purchase Price and the Share Consideration.

“Reorganization” has the meaning ascribed to it in the Reorganization Agreement.

“Reorganization Agreement” means the Reorganization Agreement, dated as of the date hereof, as amended from time to time in accordance with its terms, by and among the Seller, NewCo US and, solely for the purposes specified therein, the Buyer.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Retained Business” means the business of marketing and selling of semiconductors, interconnect, passive and electromechanical devices and embedded products, as well as value-added support and services relating to design-in and procurement of electronic components, as currently conducted by the Seller’s Electronics Marketing operating group, including the Tianjin business and the embedded business formerly operated by the Seller’s Technology Solutions operating group.

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller Plan” means any Employee Benefit Plan that is maintained or sponsored by the Seller or any Subsidiaries of the Seller (other than the Companies and their Subsidiaries) for the benefit of any current or former NewCo Employee.

“Seller SEC Documents” means all reports, schedules, forms, registration statements and other documents required to be filed by the Seller and actually filed by the Seller with the SEC since January 1, 2015.

“Share Consideration” means 2,785,402 shares of Buyer Common Stock.

“Software” means (a) computer programs and other software (regardless of the stage of development or completion), including software implementations of algorithms, software models, methodologies and libraries, subroutines, protocols, toolsets, compilers, schematics, plugins, subroutines, tools, APIs and other components thereof, whether in source code, object code or other form or embedded in firmware, including implementations of application programming interfaces, (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections, (c) user interfaces, command structures, report formats, templates, menus, buttons and icons, in each case, relating to computer programs or other software, (d) descriptions, flow charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing, and (e) all related specifications and documentation.

“Straddle Period” shall mean a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Target Net Working Capital” means $992,197,000.

“Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding, or other investigation or dispute involving Taxes.

“Taxes” means (i) any and all taxes of any kind, including VAT, ad valorem, license, severance, stamp, occupation, premium, environmental (including under Code Section 59A), customs duties, disability, transfer, registration, alternative or add-on minimum, estimated, or other taxes, imposed by any Governmental Authority and shall further include payments in respect of any such taxes under group payment arrangements and payments to a Governmental

Authority on account or in respect of any such taxes, and any and all interest, penalties, additions to tax and additional amounts imposed with respect to such amounts; (ii) any liability for any amounts of the type described in clause (i) of this definition as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group (including any arrangement for group or consortium relief or similar arrangement) for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this definition as a result of any obligation to indemnify any Person or as a result of any obligation under any agreement or arrangement with any Person with respect to such amounts (in each case, other than this Agreement, the Ancillary Agreements, and agreements or arrangements entered into in the ordinary course of business and not primarily relating to taxes) and including any liability for taxes of a predecessor or transferor.

“Trade Approvals” means all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required under Export Control Laws and Sanctions for the TS Business as it is conducted.

“Trade Secrets” means trade secrets (including those trade secrets defined in the Defend Trade Secrets Act of 2016 and under corresponding foreign Law), know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases, data collection, formula, program, method, technique, process and other proprietary or confidential information, including customer and supplier lists, pricing and cost information and business and marketing plans and proposals.

“Transaction Expenses” means, to the extent not paid prior to the Closing Date, the aggregate amount of any and all fees and expenses, incurred by or on behalf of, or to be paid by, the Companies or any of their Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby and thereby, (ii) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby and thereby, (iii) all costs and expenses (including Taxes) incurred by the Companies or their Subsidiaries in connection with the Reorganization and (iv) 50% of the costs and expenses incurred in connection with the preparation of the Audited Financial Statements; provided, that any such amounts paid by the Seller or any of its Affiliates (other than the Companies or their Subsidiaries) for which neither the Companies nor any of their Subsidiaries is liable shall not be “Transaction Expenses” hereunder.

“Transferred Debt” has the meaning set forth in the Reorganization Agreement.

“Transition Services Agreement” means the transition services agreement to be entered into as of the Closing Date by and between the Seller and/or one or more of its Affiliates and the Buyer and/or one or more of its Affiliates in substantially the form attached hereto as Exhibit A.

“Treasury Regulations” means the Regulations promulgated by the U.S. Department of the Treasury under the Code.

“TS Assets” has the meaning set forth in the Reorganization Agreement.

“TS Business IP” means all Intellectual Property that is owned or purported to be owned by the Seller or any of its Affiliates that is primarily used in the TS Business, including the TS Business Registered IP and material unregistered trademarks.

“TS Contract” has the meaning set forth in the Reorganization Agreement.

“TS Liabilities” has the meaning set forth in the Reorganization Agreement.

“VAT” means, any taxation levied by reference to added value, services, turnover or sales, including goods and services tax, including any such tax as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acquisition Engagement	9.19(a)
Agreement	Preamble
Antitrust Actions	5.7(b)
Applicable Accounting Principles	2.4
Balance Sheet	3.7(a)
Bond Financing	1.1
Burdensome Condition	5.7(b)
Business Contracts	3.19(b)
Buyer	Preamble
Buyer Common Stock	Recitals
Buyer Competing Business	5.24(c)
Buyer Disclosure Schedules	Article IV
Buyer Incentive Plans	4.7(b)
Buyer Indemnitees	8.2
Buyer SEC Documents	4.6(a)
Cap	8.4(b)
Claim	8.5(a)
Claim Notice	8.5(a)
Closing	2.3(a)
Closing Cash	2.5(a)
Closing Date	2.3(a)
Closing Indebtedness	2.5(a)
Closing Net Working Capital	2.5(a)
Closing Transaction Expenses	2.5(a)
Companies	Recitals

Definition	Location

Company	Recitals
Confidentiality Agreement	5.6(a)
Consents	5.7(a)
Contaminant	3.15(h)
Direct Claim	8.5(a)
Effect	1.1
Environmental Laws	3.18(d)(i)
Environmental Permits	3.18(d)(ii)
Estimated Cash	2.4
Estimated Indebtedness	2.4
Estimated Net Working Capital	2.4
Estimated Transaction Expenses	2.4
Exchange Act	4.6(a)
Final Closing Statement	2.5(a)
Form S-3	5.13(a)
Gibson Dunn	9.19(a)
Hazardous Materials	3.18(d)(iii)
HSR Act	1.1
Indemnification Threshold	8.4(a)
Indemnified Party	8.5(a)
Indemnifying Party	8.5(a)
Independent Accounting Firm	2.5(c)
Interests	Recitals
Material Contracts	3.19(a)
Net Adjustment Amount	2.5(f)(i)
NewCo US	Recitals
Non-US Interests	Recitals
Notice of Disagreement	2.5(b)
Organizational Documents	3.3(a)
Per Claim Threshold	8.4(a)
Permits	3.9(b)
Preliminary Closing Statement	2.4
Prospectus	5.13(b)
Release	3.18(d)(iv)
Replacement Financing	5.23(c)
Replacement Financing Documents	5.23(c)
Required Information	5.22(a)(iii)
Retained Marks	5.10(a)
Sample Statement	1.1
Securities Act	4.6(a)
Seller	Preamble
Seller Disclosure Schedules	Article III
Seller Guarantees	5.18
Seller Indemnitees	8.3
Solvent	4.5

Definition	Location

Specified Buyer Representations	8.1(a)
Specified Seller Representations	8.1(a)
Sublicensable	5.10(b)
Subsidiary Shares	3.6(a)
Termination Date	7.1(c)
Third-Party Claim	8.5(a)
Transfer Taxes	5.12(a)
TS Business	Recitals
TS Business Registered IP	3.15(a)
Unaudited Financial Statements	3.7(a)
US Interests	Recitals
Vendors	5.24(c)

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the US Interests to the Buyer and shall, or shall cause one of its wholly owned Subsidiaries to, sell, assign, transfer, convey and deliver the Non-US Interests to the Buyer, in each case free and clear of any and all Encumbrances (other than Encumbrances created by the Buyer), and the Buyer shall purchase the US Interests from the Seller and the Non-US Interests from the Seller or one of its wholly owned Subsidiaries, in consideration for the Purchase Price.

Section 2.2 Payment of Purchase Price. In full consideration for the sale, assignment, transfer, conveyance and delivery of the Interests to the Buyer, at the Closing, the Buyer shall:

(a) pay the Estimated Cash Purchase Price by wire transfer of immediately available funds in dollars to the account designated in writing (at least two Business Days prior to the Closing Date) by the Seller;

(b) repay, or cause to be repaid, on behalf of the Companies and their Subsidiaries, the amount payable to each counterparty or holder of Indebtedness identified on Section 2.2(b) of the Seller Disclosure Schedules or identified by the Buyer at least three Business Days prior to the Closing in order to fully discharge such Indebtedness and terminate all applicable obligations and liabilities of the Companies and any of their Affiliates related thereto;

(c) pay, or cause to be repaid, on behalf of the Companies and their Subsidiaries and to the extent unpaid as of immediately prior to the Closing, the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses;

(d) provide evidence, in form and substance reasonably satisfactory to the Seller, of the issuance of the Share Consideration, free and clear of Encumbrances (other than Encumbrances expressly created by this Agreement or as created by the Seller);

(e) deliver to the Seller the certificate contemplated by Section 6.2(d); and

(f) if not previously executed, deliver to the Seller an executed counterpart of each of the Ancillary Agreements to which the Buyer or an Affiliate of the Buyer (which shall not include the Companies and their Subsidiaries) is a party, signed by the Buyer and such Affiliates of the Buyer.

Section 2.3 Closing.

(a) The sale and purchase of the Interests, shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 a.m., local time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions to the obligations of the Parties set forth in Article VI (other than such conditions as may, by their nature, only be satisfied at the Closing or on the Closing Date, it being understood that the occurrence of the Closing will be subject to the satisfaction or waiver of such conditions at the Closing or on the Closing Date), or at such other place, time and/or date as the Seller and the Buyer may mutually agree in writing; provided, however, that, notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than such conditions as may, by their nature, only be satisfied at the Closing or on the Closing Date), the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (i) any Business Day during the Marketing Period specified by the Buyer on no less than two Business Days’ written notice to the Seller; (ii) the first Business Day following the final day of the Marketing Period; and (iii) such other time or date as agreed to in writing by the Buyer and the Seller, but subject, in each case, to the satisfaction or waiver of the conditions set forth in Article VI (other than such conditions as may, by their nature, only be satisfied at the Closing or on the Closing Date, it being understood that the occurrence of the Closing will be subject to the satisfaction or waiver of such conditions at the Closing or on the Closing Date). The day on which the Closing takes place is referred to as the “Closing Date.”

(b) At the Closing, the Seller shall deliver to the Buyer:

(i) evidence, in form and substance reasonably satisfactory to the Buyer, of the transfer of the Interests;

(ii) the certificate contemplated by Section 6.3(d);

(iii) if not previously executed, an executed counterpart of each of the Ancillary Agreements to which the Seller, the Companies or their respective Affiliates is a party; and

(iv) with respect to the US Interests, a duly executed certificate dated as of the Closing Date and substantially in the form set forth in Treasury Regulations section 1.1445-2(b)(2)(iv), sworn to under penalties of perjury, setting forth the Seller’s name, address and taxpayer identification number and stating that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code and, with respect to the Non-US Interests, a duly executed certificate dated as of the Closing Date, sworn to under penalties of perjury, stating that withholding is not required for U.S. federal income Tax purposes.

Section 2.4 Closing Estimates. No later than three Business Days prior to the anticipated Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Preliminary Closing Statement”) including and setting forth (i) a good-faith estimate of (A) Net Working Capital (the “Estimated Net Working Capital”), (B) Indebtedness (“Estimated Indebtedness”), (C) Cash (“Estimated Cash”) and (D) unpaid Transaction Expenses (“Estimated Transaction Expenses”) (with each of the Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses determined as of 11:59 p.m. Eastern time on the date immediately prior to the Closing Date, but after giving effect to the Reorganization) and (ii) on the basis of the foregoing, a calculation of the Estimated Cash Purchase Price. The Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet (except in instances where the Seller’s prior accounting practices differ from GAAP and consistent application thereof, which differences are summarized on Section 2.4 of the Seller Disclosure Schedules (the “Applicable Accounting Principles”)) and the Sample Statement. No later than two Business Days prior to the Closing, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer an itemized list of Transaction Expenses, including wiring instructions.

Section 2.5 Cash Purchase Price Adjustments.

(a) Within 90 days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (A) Net Working Capital (the “Closing Net Working Capital”), (B) Indebtedness (“Closing Indebtedness”), (C) Cash (“Closing Cash”), and (D) Transaction Expenses (“Closing Transaction Expenses”) (with each of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses determined as of 11:59 p.m. Eastern time on the date immediately prior to the Closing Date, but after giving effect to the Reorganization). The Final Closing Statement (i) shall be prepared on a basis consistent with the Applicable Accounting Principles and the Sample Statement and (ii) shall be based exclusively on the facts and circumstances as they exist prior to the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring (except with respect to Transaction Expenses) after the Closing (except, in each case, as necessary to give effect to the Reorganization). To the extent any actions following the Closing with respect to the accounting books and records of the Companies on which the Final Closing Statement and the foregoing calculations are to be based are not consistent with the Applicable Accounting Principles, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon.

(b) The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Seller shall be deemed to have agreed with all items and amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.5(c).

(c) During the 30-day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the Parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working

Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Buyer and the Seller within such 30-day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the Parties for all purposes hereunder. If the Buyer and the Seller have not resolved all such differences by the end of such 30-day period, the Buyer and the Seller shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses. The Independent Accounting Firm shall be Deloitte or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer. The Buyer and the Seller shall use their reasonable best efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with this Agreement, the Applicable Accounting Principles and the Sample Statement and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the Parties hereto and shall not be subject to appeal or further review, absent manifest error.

(d) The costs of any dispute resolution pursuant to this Section 2.5, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such Party.

(e) The Buyer and the Seller will, and will cause the Companies (in the case of the Seller, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Cash Purchase Price contemplated by this Section 2.5) to afford the other Party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the TS Business and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.5. Each Party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.5; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client Party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f) The Cash Purchase Price shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.5 minus the Estimated Net Working Capital, plus (B) Estimated Indebtedness minus Closing Indebtedness as finally determined pursuant to this Section 2.5, plus (C) Closing Cash as finally determined pursuant to this Section 2.5 minus Estimated Cash, plus (D) Estimated Transaction Expenses minus Closing Transaction Expenses as finally determined pursuant to this Section 2.5;

(ii) If the Net Adjustment Amount is positive, the Cash Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and the Buyer shall pay the Net Adjustment Amount to the Seller; and

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Cash Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and the Seller shall pay the Net Adjustment Amount to the Buyer.

(g) Payments in respect of Section 2.5(f) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.5 by wire transfer of immediately available funds to such account as may be designated in writing by the Party entitled to such payment at least two Business Days prior to such payment date.

(h) For the avoidance of doubt, this Section 2.5 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principals, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 2.5 in a manner that is not consistent with the penultimate sentence of Section 2.4.

Section 2.6 Allocation of Purchase Price. The Seller and the Buyer agree that the Purchase Price will be allocated among the assets of the TS Business for all Tax purposes in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder. No later than 180 days after the determination of the Cash Purchase Price pursuant to Section 2.5 the Seller shall deliver to the Buyer prepared IRS Forms 8594 and any required exhibits thereto allocating the Purchase Price for the TS Business among the assets of the TS Business in a manner consistent with this Section 2.6, which shall be subject to the approval of the Buyer, not to be unreasonably withheld, conditioned or delayed. No Party hereto or any Affiliate thereof shall take any position inconsistent with the allocation of the Purchase Price as determined in accordance with this Section 2.6 except as required by applicable Law. In the event of a dispute between the Buyer and the Seller relating to this Section 2.6, the Seller or the Buyer may deliver to the other a Notice of Disagreement specifying the nature and the amount of the dispute and such dispute shall be resolved in the manner set forth in Section 2.5(c) and 2.5(d), except that the term “Independent Accounting Firm” shall mean any firm of national reputation with expertise in valuation, as mutually agreed by the Buyer and the Seller.

Section 2.7 Withholding Taxes. Each Party shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement as may be required to be deducted or withheld under any provision of U.S. federal, state, local, or non-U.S. Law, and pay over such amounts (if any) to the appropriate Governmental Authority. To avoid making any such deductions or withholdings, each Party shall be entitled to request any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information, from any other Party. Upon receipt of such forms or similar information, provided that such forms are complete and accurate in all material respects, each Party shall withhold the minimum amount required by Law based on the content of such forms or information, absent a change in Law or circumstances after the date hereof. The Party that is the applicable withholding agent shall use reasonable best efforts to give notice to the applicable payee before deducting, withholding, or paying any withholding Taxes on behalf of the payee and shall provide the payee with the opportunity to contest any requirements to deduct and withhold. To the extent such amounts are properly deducted or withheld and paid over to the proper Governmental Authority pursuant to this Section 2.7, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as (i) disclosed in any Seller SEC Documents to the extent such Seller SEC Documents relate to the TS Business (but disregarding (A) any risk factor disclosures contained therein under the heading “Risk Factors,” (B) disclosures or risks set forth or described in any “forward-looking statements” disclaimer and (C) any forward-looking or predictive statements) or (ii) set forth in the Seller Disclosure Schedules attached hereto (collectively, the “Seller Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date, except for representations and warranties that speak as of a specific date, in which case as of such date (provided, that unless otherwise expressly provided for in any such representation or warranty, to the extent made prior to the Closing Date, each of the representations and warranties of the Seller set forth herein regarding the Companies or their Subsidiaries shall be deemed to be made as if the Reorganization has been consummated in accordance with the Reorganization Agreement as of the date such representations and warranties are made hereunder):

Section 3.1 Organization.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of New York and has full power and authority to own, lease and operate its properties and to carry on its business as it is currently conducted.

(b) Each of the Companies and their Subsidiaries is (a) duly organized, validly existing and in good standing (to the extent such concept is recognized in its jurisdiction of organization) under the laws of its jurisdiction of organization, and has full power and authority to own, lease and operate its properties and to carry on the TS Business as it has been and is currently conducted and (b) duly licensed and qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the TS Business makes such licensing and qualification necessary or advisable, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authority. Each of the Seller and the Companies has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and by the Seller and each of the Companies, as applicable, of each of the Ancillary Agreements to which it will be a party and the consummation by the Seller and the Companies of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller and each of the Companies will be a party will have been, duly executed and delivered by the Seller and each of the Companies (as applicable) and, assuming due execution and delivery by each of the other Parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller and the Companies will be a party will constitute, the legal, valid and binding obligations of the Seller and each of the Companies (as applicable), enforceable against such Person in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.3(a) of the Seller Disclosure Schedules, the execution, delivery and performance by the Seller of this Agreement and the execution, delivery and performance by each of the Seller and the Companies of each of the Ancillary Agreements to which the Seller and the Companies will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without notice or lapse of time or both) (i) conflict with, violate, breach or constitute default under the certificate of formation, limited liability company agreement or equivalent organizational documents (“Organizational Documents”) of (x) the Seller or the Companies or (y) any of the Companies’ Subsidiaries; (ii) conflict with or violate, or give any Governmental Authority the right to challenge any of the transactions contemplated hereby under any Law applicable to the Seller, the Companies or any of the Companies’ Subsidiaries or by which any property or asset of the Seller, the Companies or any of the Companies’ Subsidiaries is bound or affected; or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or require any consent of, or the giving of notice to, any Person pursuant to, any Material Contract to which the Seller, the Companies or any of the Companies’ Subsidiaries is a party or is bound or to which any of the properties or assets of the Companies or any of the Companies’ Subsidiaries are subject, except for (A) in the case of the foregoing clause (ii), any such conflicts, violations, breaches, defaults or other occurrences that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates and (B) in the case of the foregoing clauses (i)(y) or (iii), any such conflicts, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither the Seller, the Companies nor any of the Companies’ Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under any applicable Antitrust Laws, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iv) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

Section 3.4 Interests. The Seller is the sole record and beneficial owner of the US Interests and immediately prior to the Closing, Seller or one of its wholly owned Subsidiaries will be the sole record and beneficial owner of the Non-US Interests, in each case, free and clear of any and all Encumbrances. The Seller and/or one of its wholly owned Subsidiaries, as applicable, has or will have at Closing the right, authority and power to sell, assign and transfer the Interests to the Buyer. Upon the Buyer’s payment of the Purchase Price, the Buyer shall acquire good, valid and marketable title to the Interests, free and clear of any Encumbrances other than Encumbrances under applicable securities Laws and as created by the Buyer.

Section 3.5 Capitalization; Organizational Documents.

(a) Section 3.5(a) of the Seller Disclosure Schedules sets forth a true and complete list of all issued and outstanding equity interests in the Companies. All of the

Companies’ issued and outstanding membership interests are validly issued, fully paid and nonassessable. The Interests constitute all of the issued and outstanding membership interests of the Companies. The Interests have been issued and granted in compliance with all applicable Laws. No portion of the Interests were issued in violation of any Contract or any preemptive or similar rights of any Person. There are no outstanding or authorized obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the interests of the Companies or obligating the Companies to issue or sell any interest in the Companies. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Companies. There are no outstanding contractual obligations of the Companies to repurchase, redeem or otherwise acquire any interest in the Companies or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any interests of the Companies.

(b) The Seller has made available to the Buyer correct and complete copies of the Organizational Documents of NewCo US as of the date hereof, and the Organizational Documents of the Companies are in full force and effect.

Section 3.6 Equity Interests; Subsidiaries.

(a) Section 3.6(a) of the Seller Disclosure Schedules contains a correct and complete list of each Subsidiary of the Companies, and, for each Subsidiary, (i) the state of incorporation or organization and (ii) as of the date hereof without giving effect to the Reorganization, the holders of capital stock of, or other equity or voting interests in, such Subsidiary and the percentage equity interests held by each such holder. The issued and outstanding shares of capital stock of, or other equity or voting interests in, the Subsidiaries of the Companies (the “Subsidiary Shares”) have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Section 3.6(a) of the Seller Disclosure Schedules, all of the Subsidiary Shares are owned, directly or indirectly, of record and beneficially by the Companies, free and clear of any and all Encumbrances.

(b) Except for the Subsidiary Shares, there are no equity securities of any class of any Subsidiary of the Companies or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of any Subsidiary of the Companies or obligating any Seller, the Companies or any Subsidiary of the Companies to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary of the Companies. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of any Subsidiary of the Companies. Except as set forth on Section 3.6(b) of the Seller Disclosure Schedules, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Shares or any other equity interests of any Subsidiary of the Companies.

(c) Except for the Subsidiaries of the Companies listed in Section 3.6(a) of the Seller Disclosure Schedules, assuming completion of the Reorganization, neither the Companies nor any of their Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person.

(d) Prior to the Closing Date, the Seller will have made available to the Buyer correct and complete copies of the Organizational Documents of NewCo Non-US and each Subsidiary of the Companies and such Organizational Documents shall be in full force and effect as of the Closing Date.

Section 3.7 Financial Statements; No Undisclosed Liabilities.

(a) Correct and complete copies of the unaudited combined balance sheet of the TS Business as at July 2, 2016 (the “Balance Sheet”) and June 27, 2015 and the related unaudited combined statements of income and cash flows for each of the periods then ended and the fiscal year ended June 28, 2014 (collectively referred to as the “Unaudited Financial Statements”) are attached hereto as Section 3.7 of the Seller Disclosure Schedules. Each of the Unaudited Financial Statements were derived from the books and records of the Seller and its Affiliates and fairly presents, in all material respects, the combined financial position and results of operations of the TS Business as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP, except for as described in such Unaudited Financial Statements, applied on a consistent basis throughout the periods covered thereby.

(b) The Audited Financial Statements will have been derived from the books and records of the Seller and its Affiliates and will fairly present, in all material respects, the combined financial position and results of operations of the TS Business as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

(c) There are no Liabilities of the TS Business or the Companies or their Subsidiaries of a type required to be reflected or reserved for on a combined balance sheet of the TS Business or in the notes thereto prepared in accordance with GAAP, except for (i) Liabilities reflected or reserved for on the Balance Sheet, (ii) Liabilities that have arisen since July 2, 2016 in the ordinary course of the operation of the TS Business consistent with past practice, (iii) Liabilities arising out of or in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and (iv) Liabilities, individually or in the aggregate, that have not had and would not have a Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events. Except for transactions contemplated by this Agreement and except as set forth in Section 3.8 of the Seller Disclosure Schedules, from July 2, 2016 through the date of this Agreement, (a) the TS Business has been conducted, in all material respects, in the ordinary course of business consistent with past practice and (b) there has not been any Effect that, individually or in combination with any other Effect that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.9 Compliance with Law; Permits.

(a) The TS Business, the Companies and their Subsidiaries are, and since January 1, 2013, have been, operated in compliance with all Laws applicable to them, except as would not be material to the TS Business taken as a whole. As of the date hereof, neither the Seller nor any of its Subsidiaries has received notice alleging any non-compliance by the TS Business with respect to any Law applicable to the TS Business and no investigation by any Governmental Authority regarding a potential violation of such Law is pending or, to the Knowledge of the Seller, threatened, except, in each case, for such exceptions as would not be material to the TS Business taken as a whole.

(b) As of the date hereof, the TS Business, the Companies and their Subsidiaries are in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the operation of the TS Business as currently conducted (the “Permits”), and such Permits are in full force and effect, except, in each case, as would not be material to the TS Business taken as a whole. The TS Business, the Companies and their Subsidiaries are, and since January 1, 2013 have been, in compliance with all such Permits, except, in each case, for such exceptions as would not be material to the TS Business taken as a whole. As of the date hereof, to the Knowledge of the Seller, no event has occurred that, with or without notice or the lapse of time or both, would reasonably be expected to result in the revocation, suspension or limitation of any of such Permits.

(c) No representation or warranty is made under this Section 3.9 with respect to ERISA, Taxes or environmental matters, which are covered exclusively by Sections 3.11, 3.17 and 3.18, respectively.

Section 3.10 Litigation; Governmental Orders.

(a) As of the date hereof, except as set forth in Section 3.10(a) of the Seller Disclosure Schedules, there is no Action by or against the Seller with respect to the TS Business or against the Companies or any of their Subsidiaries pending, or, to the Knowledge of the Seller, threatened, in which the liability of the TS Business is alleged to be in excess of $100,000, that seeks to impose any injunction or equitable relief on the TS Business or that would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

(b) Section 3.10(b) of the Seller Disclosure Schedules sets forth a correct and complete list, as of the date hereof, of all outstanding material Orders applicable to the TS Business. The TS Business is in compliance with the terms of each such outstanding Order.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Seller Disclosure Schedules sets forth a list, as of the date hereof, of all material Company Plans broken out by jurisdiction. For purposes of this Section 3.11(a), each individual change in control agreement shall be deemed “material.” With respect to each material Company Plan, the Seller has made available to the Buyer a true and complete copy of each such Company Plan, including any trust instruments and/or insurance Contracts, if any, forming a part thereof, all amendments thereto, and all current summary plan descriptions, as applicable, and the most recent determination or opinion letter from the IRS, all government and regulatory approvals received from any foreign Governmental Authority, the two most recent annual reports on Form 5500 (including all exhibits and attachments thereto), the two most recent actuarial reports and the two most recent audited financial reports for any funded Company Plan. None of the Seller, the Companies or the Companies’ Subsidiaries have made any plan or commitment, to create any additional Company Plan or modify or change any existing Company Plan that would materially increase the compensation or benefits provided thereunder.

(b) Each Company Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code and all other applicable Laws. The TS Business has performed all material obligations required to be performed by it under any Company Plan and is not in any material respect in default under or in violation of any Company Plan. As of the date hereof, no Action (other than routine claims for benefits in the ordinary course of business consistent with past practice) is pending or, to the Knowledge of the Seller, threatened with respect to any Company Plan or any trusts related thereto.

(c) With respect to each Company Plan, (i) no breaches of fiduciary duty under which the Companies or their Subsidiaries could reasonably be expected to incur a material liability have occurred, (ii) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to which the Companies or their Subsidiaries could reasonably be expected to incur any Liability, (iii) no lien imposed under the Code, ERISA or any foreign Law exists, and (iv) all contributions, premiums and expenses to or in respect of such Company Plan have been timely paid in full or accrued in accordance with GAAP (other than with respect to amounts not yet due).

(d) (i) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt, (ii) the consummation of the transactions contemplated hereby will not adversely affect such qualification or such exempt status and (iii) to the Knowledge of the Seller, no fact or event has occurred that has or would reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.

(e) With respect to each Company Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code: (A) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (B) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full, (C) no liability (other than for premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been or is reasonably expected to be incurred by the Companies or their Subsidiaries, (D) as of the date hereof no notice of intent to terminate any such Company Plan has been filed and no amendment to treat any such Company Plan as terminated has been adopted, and there have been no proceedings instituted (by the Pension Benefit Guaranty

Corporation or otherwise) to treat any such Company Plan as terminated and (E) the obligations of the Companies and their Subsidiaries under such Company Plan are fully funded or, to the extent no funding is required under applicable Law, adequate accruals under Unaudited Financial Statements.

(f) No liability under Title IV of ERISA has been incurred by the Companies, their Subsidiaries or any other employee benefit plan, program, agreement or arrangement, in any case, which is sponsored, maintained or contributed to or required to be contributed to by the Companies or their Subsidiaries, or any ERISA Affiliate that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Companies, their Subsidiaries or any ERISA Affiliate of the Companies of incurring a liability thereunder.

(g) No Company Plan is a “multiemployer plan” within the meaning of Section 4001(a) of ERISA, none of the Companies nor their Subsidiaries has any obligation to contribute to any such plan and, following the Closing, the Companies and their Subsidiaries will not have any liability with respect to any such plan by virtue of their former relationship with the Seller and its ERISA Affiliates.

(h) No Company Plan provides health, life insurance, or death benefits to current or former employees beyond such employee’s termination of employment or service, other than as required under Section 4980B of the Code.

(i) None of the Companies or any of their Subsidiaries currently has and none of the Companies, their Subsidiaries nor the Buyer or any of its Affiliates shall, in connection with the transactions contemplated by this Agreement or the Reorganization, incur or retain any liability under, arising out of or with respect to any of the Seller Plans or any other Employee Benefit Plan other than the Company Plans except as specifically provided (w) with respect to vacation accrual pursuant to Section 4.1(e) of the Employee Matters Agreement, (x) with respect to the Seller Incentive Plans (as such term is defined in the Employee Matters Agreement) pursuant to Section 5.1 of the Employee Matters Agreement, (y) with respect to the Companies’ and their Subsidiaries’ assumption of certain Individual Agreements (as such term is defined in the Employee Matters Agreement) pursuant to Section 5.3(b)(i) of the Employee Matters Agreement, and (z) with respect to Buyer’s assumption of certain non-qualified deferred compensation liabilities pursuant to Section 5.4 of the Employee Matters Agreement.

(j) The NewCo Employees (other than NewCo Employees who are Corporate Services or Shared Services employees (as such terms are defined in the schedules to the Employee Matters Agreement)) have devoted at least 50% of their working time to the TS Business for the 6 months prior to the date hereof (or the period of time in which the individual has been employed by the Seller and its Affiliates if shorter) and Seller shall cause each such NewCo Employee (other than NewCo Employees who are Corporate Services or Shared Services employees (as such terms are defined in the schedules to the Employee Matters Agreement)) to continue to devote at least 50% of his or her working time to the TS Business from the date hereof through the Closing Date or, if earlier, such NewCo Employee’s termination of employment with Seller and its Affiliates. Other than the employees of Seller and its Affiliates who are Corporate Services or Shared Services employees (as such terms are defined in the schedules to the Employee Matters Agreement), all employees of Seller and its Affiliates who have devoted at least 50% of their working time to the TS Business for the 6 months prior to the date hereof (or the period of time in which the individual has been employed by the Seller and its Affiliates if shorter) and who are actively employed by Seller and its Affiliates as of the Closing Date will be NewCo Employees.

(k) The execution and delivery of this Agreement, and performance of the transactions contemplated hereby (including the implementation of the Reorganization), will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under or in respect of any Seller Plan or Company Plan that will or may result in any payment (whether of severance pay or otherwise), becoming due, acceleration, forgiveness of indebtedness, vesting, distribution of or increase in benefits, obligation to fund benefits, or any liability being incurred to any Seller Plan or Company Plan (or their trustees or administrators), or to any Governmental Authority in relation to a Seller Plan or Company Plan, under any applicable Law or to any current or former director, officer, employee or consultant (or entitle any such person to treat himself as dismissed); (ii) result in the triggering or imposition or any restrictions or limitations on the right of the Companies or their Subsidiaries to amend or terminate any Company Plan (or result in adverse consequences for so doing); or (iii) result in any payment that could be characterized as an “excess parachute payment” under Section 280G(b)(1) of the Code. Neither the Companies nor any of their Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to tax).

(l) With respect to each Company Plan in jurisdictions outside of the United States (i) that is required to be registered, such plan has been so registered, (ii) that is intended to be funded and/or book-reserved, such plan is funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, (iii) there is no Action (other than immaterial claims for benefits in the ordinary course of business consistent with past practice) pending or, to the Knowledge of the Seller, threatened, (iv) such plan has been maintained in good standing with applicable regulatory authorities, (v) the obligations of the Companies and each of their Subsidiaries under such Company Plan are fully funded or, to the extent no funding is required under applicable Law, adequate accruals under GAAP are reflected in the Unaudited Financial Statements, (vi) if intended to be qualified for favorable Tax treatment or exempt from Taxes, is, to the Seller’s Knowledge, so qualified or exempt, and (vii) such plan has been maintained in all material respects in accordance with its terms and applicable Laws.

(m) Section 3.11(m) of the Seller Disclosure Schedule sets forth each Company Plan that is a defined benefit pension plan.

Section 3.12 Labor and Employment Matters.

(a) Section 2.1(a) of the Employee Matters Agreement sets forth in a single file for each business unit, a correct and complete list, as of the date hereof, of the following with respect to each NewCo Employee: staff ID number or other unique identification number, job title, and job location.

(b) Except as set forth in Section 3.12(b) of the Seller Disclosure Schedules, none of the Seller, the Companies or any of their Subsidiaries is a party to any labor or collective bargaining contract that pertains to the NewCo Employees. To the Knowledge of the Seller, (a) there are no, and for the three year period prior to date hereof there have not been any, organizing activities or collective bargaining arrangements that would affect the TS Business pending or under discussion with any labor organization or group of the NewCo Employees, (b) there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any NewCo Employees, and (c) there are no, and for the three-year period prior to date hereof there have not been any, lockouts, strikes, slowdowns or work stoppages pending or threatened by or with respect to any NewCo Employees.

(c) The consummation of the transactions contemplated by this Agreement, including implementing the Reorganization, will not give rise to any obligations to obtain consent or any opinion from any labor union, works council or other employee representative bodies representing all or any category of NewCo Employees, or from any NewCo Employee. With respect to requirements that must be satisfied as of the date hereof, Seller has satisfied as of the date hereof, and, with respect to requirements that must be satisfied as of any time following the date hereof, Seller will satisfy prior to the Closing Date, all requirements to inform, consult with or provide notice of the transactions contemplated by this Agreement, including implementing the Reorganization, to any labor union, works council or other employee representative bodies representing all or any category of NewCo Employees.

(d) With respect to the NewCo Employees, (i) there is no pending charge or complaint against the Seller, the Companies or the Companies’ Subsidiaries by the National Labor Relations Board or any comparable U.S. or foreign Governmental Authority, and (ii) none of the Seller, the Companies or the Companies’ Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to such NewCo Employees or employment practices. With respect to the NewCo Employees, the Seller, the Companies and the Companies’ Subsidiaries are and since January 1, 2013 have been in compliance in all material respects with applicable Law regarding employment and employment practices (including wages, hours, overtime and overtime payment, shifts payments, bonuses, foreign employees, working during rest days, social benefits contributions, severance pay, pension, termination of employment, notices to employees, employing employees through services providers, engagement of service providers, collective bargaining, employees’ rights and benefits which derive from collective agreements and extension orders, civil rights, immigration, privacy issues, fringe benefits, employment practices, recruitment of employees, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, discrimination, fair labor standards and occupational health and safety, wrongful discharge or violations of the personal rights of employees, former employees or prospective employees), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and applicable Law in respect of any reduction in force (including notice, information and consultation requirements), except as would not be material to the TS Business taken as a whole, and, except as set forth in Section 3.12(d) of the Seller Disclosure Schedules, no claims relating to non-compliance with the foregoing are pending or, to the Knowledge of the Seller, threatened. With respect to the NewCo Employees, (x) there are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by the Seller, the Companies or the Companies’ Subsidiaries

pursuant to applicable law regarding unemployment compensation benefits, social security or other benefits or obligations for employees, workplace safety or insurance/workers’ compensation, and (y) there are no outstanding claims that may materially affect the accident cost experience of the Company or its Subsidiaries. Section 3.12(d) of the Seller Disclosure Schedules sets forth a true and complete list of all material written notices or, to the Knowledge of the Seller, other material communications received in the two year period prior to date hereof by the Seller, the Companies or the Companies’ Subsidiaries from any Governmental Authority or other third-party regarding any actual or possible violation of the Occupational Safety and Health Act of 1970, as amended, and the rules promulgated thereunder or any other applicable law establishing standards of, or otherwise relating to, workplace safety.

(e) Neither the Seller nor its Affiliates has engaged in any plant closing or employee layoff activities in respect of the TS Business since December 31, 2015 that would violate or give rise to an obligation to provide any notice required pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

Section 3.13 Insurance. Section 3.13 of the Seller Disclosure Schedules sets forth a correct and complete list, as of the date hereof, of all material U.S. insurance policies and coverage (including self-insurance programs but excluding health and welfare benefits) maintained by or otherwise relating to the TS Business and its properties, assets and businesses, including, for each, the type of coverage, carrier and term. Each material insurance policy or coverage maintained by or otherwise relating to the TS Business and its properties, assets and businesses is in full force and effect, all premiums due and payable thereunder have been paid in full, and no party thereto is in default with respect to the obligations under any such policies or has otherwise failed to comply in all respects with the terms and conditions of such policies. Neither the Seller nor any of its Subsidiaries has received any written notice of cancellation or non-renewal with respect to any material insurance policy or coverage maintained by or otherwise relating to the TS Business and its properties, assets and businesses.

Section 3.14 Real Property.

(a) Section 3.14(a) of the Seller Disclosure Schedules lists, as of the date hereof, the street address of each Owned Real Property that is exclusively used by the TS Business. The Companies or their Subsidiaries have good and marketable fee simple title to all Owned Real Property that is exclusively used by the TS Business, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Section 3.14(b) of the Seller Disclosure Schedules lists, as of the date hereof, the street address of each Leased Real Property that is exclusively used by the TS Business. The Companies or their Subsidiaries have a valid leasehold estate in all Leased Real Property listed in Section 3.14(b) of the Seller Disclosure Schedules, free and clear of all Encumbrances, other than Permitted Encumbrances. All Leases in respect of the Leased Real Property listed in Section 3.14(b) of the Seller Disclosure Schedules are in full force and effect, there is not under any such Lease any existing material breach or default, and to the Knowledge of the Seller, no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default thereunder.

(c) Section 3.14(c) of the Seller Disclosure Schedules lists, as of the date hereof, those parcels of Owned Real Property and Leased Real Property at which employees and/or other resources of both the TS Business and the Seller (or an Affiliate of the Seller other than the Companies and their Subsidiaries) are co-located, and indicates whether such Owned Real Property or Leased Real Property, as applicable, is used primarily by the TS Business or primarily by the Retained Business.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Seller Disclosure Schedules sets forth an accurate and complete list of all registered Marks and Patents and applications for registration of Marks, Patents, and registered Copyrights and all pending applications for registration of Copyrights owned by the Seller or any of its Subsidiaries and primarily used in the TS Business as of the date hereof (collectively, the “TS Business Registered IP”). Immediately prior to the Closing, the Companies or one of their Subsidiaries will be the record owner of the TS Business Registered IP and the exclusive owner of all right, title and interest in and to the TS Business IP, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. The TS Business Registered IP is valid and, to the Knowledge of the Seller, subsisting and enforceable. Except as set forth in Section 3.15(a) of the Seller Disclosure Schedules, as of the date hereof, no TS Business IP, including the TS Business Registered IP, is involved in any Action (including interference, reissue, reexamination, opposition or cancellation proceeding) or challenge (including in the form of “cease and desist” letters, indemnification claims or “invitation to license” offers). All material filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the TS Business Registered IP have been paid.

(b) All tangible materials embodying Intellectual Property that are being used in the conduct of the TS Business as currently conducted are owned by the Companies or one of their Subsidiaries or have been licensed to the Companies or one of their Subsidiaries by the third-party from which such materials were obtained on a basis consistent with the use thereof.

(c) Except as set forth in Section 3.15(c) of the Seller Disclosure Schedules, (i) the use of the TS Business IP and (ii) to the Knowledge of the Seller, the operation of the TS Business, does not infringe upon, misappropriate or otherwise violate and, immediately following the Closing will not, infringe upon, misappropriate or otherwise violate the Intellectual Property of any Person, in each case, except for such exceptions as would not be material to the TS Business taken as a whole. Neither the Seller nor any of its Affiliates has received within the 12 months prior to the date hereof any written or, to the Knowledge of the Seller, other notice (including in the form of “cease and desist” letters, indemnification claims or “invitation to license” offers) asserting that any such infringement, misappropriation or other violation has occurred, except for such exceptions as would not be material to the TS Business taken as a whole. Neither the Seller nor any of its Affiliates has initiated any Action challenging the validity, enforceability or ownership of any Intellectual Property. To the Knowledge of the Seller, as of the date hereof, no Person is or has infringed, misappropriated or otherwise violated any TS Business IP, except for such exceptions as would not be material to the TS Business taken as a whole.

(d) To the Knowledge of the Seller, no Person has any right or interest, including any right to further remuneration or consideration, in or to any TS Business Registered IP, or, as of the date hereof, has made or threatened any claim thereof.

(e) The Seller and its Affiliates have taken reasonable steps to protect and preserve the confidentiality of all Trade Secrets included in the TS Business IP.

(f) Neither this Agreement nor the consummation of the transactions contemplated hereby and thereby will cause: (i) the Buyer, any of its Affiliates or the Companies or any of the Companies’ Subsidiaries to grant to any third-party any right to any Intellectual Property owned by, or licensed to, any of them or (ii) any Person to publish, disclose, deposit in escrow, release from escrow, license or otherwise make available any source code or be permitted to do so.

(g) Except as set forth in Section 3.15(g) of the Seller Disclosure Schedules, to the Knowledge of the Seller, neither the Seller nor any of its Affiliates has undertaken, has agreed to undertake or has permitted the disclosure, delivery or license to any Person (including escrow agents) of the source code to any Software included in the TS Business IP.

(h) To the Knowledge of the Seller, none of the proprietary Software included in the TS Business IP contains any bug, defect, error, computer virus, unauthorized disabling or erasing mechanism, worm, unauthorized software lock, Trojan horse, drop dead device, back door, trap door or time bomb (other than a drop dead device, back door, trap door or time bomb that is a legitimate testing or debugging feature) (each, a “Contaminant”). The Seller and its Affiliates have taken all reasonable steps to prevent the introduction of Contaminants into the IT Assets and the proprietary Software included in the TS Business IP.

(i) Since January 1, 2013, the Seller and its Affiliates have implemented commercially reasonable measures to protect the confidentiality, integrity and security of the IT Assets (and all information, including Personally Identifiable Information, stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. From January 1, 2013 to the date hereof, there have been no material unauthorized intrusions or breaches of the security of the IT Assets or thefts or losses of any information, including Personally Identifiable Information, stored or contained therein or transmitted thereby, that have not been remedied in all material respects by the Seller or its Affiliates.

Section 3.16 Title to Assets; Sufficiency of Assets.

(a) Except as set forth on Section 3.16 of the Seller Disclosure Schedules, together with the Buyer’s rights under this Agreement and the Ancillary Agreements (including the Transition Services Agreement), the Companies and their Subsidiaries will have as of the Closing Date: (i) good and valid title to, or a valid leasehold interest in, all material assets reflected in the Balance Sheet or acquired after the date of the Balance Sheet, free and clear of all Encumbrances other than Permitted Encumbrances, except for properties and assets sold or otherwise disposed of in accordance with this Agreement since the date of the Balance Sheet, and (ii) the properties, rights and other assets necessary and sufficient to operate the TS Business after the Closing in all material respects in the same manner as conducted as of the date hereof (except for the Enterprise-Wide Contracts).

(b) The buildings, structures, equipment, vehicles and other items of tangible personal property of the TS Business are structurally sound, in good operating condition (other than ordinary wear and tear) and are adequate for the uses to which they are being put, and none of such property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.17 Taxes.

(a) All material Returns required to have been filed by or with respect to the Companies and their Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Returns are true, correct and complete in all material respects. All Taxes shown to be payable on such Returns have been paid or will be timely paid, except for Taxes being contested in good faith by appropriate proceedings to the extent reserves have been established with respect thereto. To the Knowledge of the Seller, there are no material Tax liens on the assets of the Companies or their Subsidiaries (other than Permitted Encumbrances).

(b) As of the date hereof, (i) no material Return of the Companies or any of their Subsidiaries or with respect to the TS Business is under audit or examination by any taxing authority, and no written notice of any such audit or examination has been received by either the Companies or any of their Subsidiaries and (ii) no material audit adjustments have been proposed by any taxing authority for the Companies or any of their Subsidiaries or with respect to the TS Business.

(c) As of the date hereof, no material claim has been made in the past five years by an authority in a jurisdiction where the Companies or any of their Subsidiaries do not file Returns (or where Returns have not been filed with respect to the TS Business) that any of the Companies or such Subsidiaries or the TS Business is or may be subject to taxation by that jurisdiction, and, to the Knowledge of the Seller, there is no basis for any such claim to be made.

(d) As of the date hereof, neither the Seller nor any of its Affiliates is the beneficiary of any extension of time within which to file any Return with respect to the Companies or any of their Subsidiaries, and no such extensions have been consented to with respect to the TS Business (in each case, other than in the ordinary course of business consistent with past practice).

(e) Neither the Companies nor any of their Subsidiaries is or has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(f) Neither the Companies nor any of their Subsidiaries is a party to any material agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement (other than in the ordinary course of business the primary purpose of which is not related to Tax), or has any material liability for Taxes of any Person (other than a group the common parent of which is the Seller) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Law, as a transferee or successor or by contract (other than in the ordinary course of business the primary purpose of which is not related to Tax).

(g) For U.S. federal income Tax purposes and for all applicable state income Tax purposes, neither the Companies nor any of the Subsidiaries have made any election to be classified as an association taxable as a corporation under the Code or under any corresponding state income Tax provision.

(h) Neither the Companies nor any of their Subsidiaries nor, after the Closing Date, the Buyer will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or any corresponding provision of state, local, or non-U.S. Law) by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.

(i) The Companies and their Subsidiaries are in compliance in all material respects with transfer pricing requirements in all jurisdictions in which they do business, and none of the material transactions between the Companies and the Subsidiaries or other related persons is subject to any material adjustment, apportionment, allocation or recharacterization under any applicable Tax Law.

(j) For the avoidance of doubt, the Seller makes no representations or warranties concerning the amount of, or the Buyer’s ability to utilize or otherwise benefit from any particular Tax attribute of the Companies or any of their Subsidiaries or the TS Business.

Section 3.18 Environmental Matters.

(a) Except as set forth in Section 3.18(a) of the Seller Disclosure Schedules and except as would not, individually or in the aggregate, reasonably be expected to be material to the TS Business taken as a whole, (i) each of the Companies, any of their Subsidiaries, the Seller or any of its Subsidiaries (with respect to the TS Business) and the TS Business has been and is in compliance with all applicable Environmental Laws and has obtained and has been and is in compliance with all Environmental Permits, and (ii) as of the date hereof, there are no outstanding written claims alleging violation of or liability pursuant to any Environmental Law or Environmental Permit pending or, to the Knowledge of the Seller, threatened against the Companies, any of their Subsidiaries, the Seller or any of its Subsidiaries (with respect to the TS Business) or the TS Business.

(b) As of the date hereof, there is no pending or, to the Knowledge of the Seller, threatened investigation or information request by any Governmental Authority, nor any pending or, to the Knowledge of the Seller, threatened Action with respect to the TS Business either under any Environmental Laws or arising from the Release or presence of or exposure to Hazardous Materials.

(c) There has been no Release or presence of or exposure to any Hazardous Material, whether on or off the property currently or formerly owned or operated by the Seller or any of its Subsidiaries (with respect to the TS Business), the Companies or any of their Subsidiaries, or the TS Business, that would reasonably be expected to result in liability or a requirement for notification, investigation or remediation by the Seller or any of its Subsidiaries (with respect to the TS Business), the Companies or any of their Subsidiaries or the TS Business under any Environmental Law, except for such exceptions as would not, individually or in the aggregate, reasonably be expected to be material to the TS Business taken as a whole.

(d) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws relating to (a) the protection of human health or the environment or natural resources; (b) the use (including manufacturing and processing), emission, handling, transportation, distribution, treatment, storage, removal, recycling, disposal, Release or discharge of Hazardous Materials; (c) the assessment, investigation, remediation, removal or mitigation of Hazardous Materials; (d) the exposure of any individual or real property to a Release of Hazardous Materials; (e) Laws relating to recordkeeping, notification, disclosure and reporting requirements with respect to Hazardous Materials; and (f) occupational health and safety;

(ii) “Environmental Permits” means all Permits under any Environmental Law;

(iii) “Hazardous Materials” means any chemical, product, by-product, co-product, material, substance, waste, radioactive and biological materials, petroleum and petroleum products or any fraction thereof, pollutant, emission, discharge, release or contaminant (whether solid, liquid or gas, noise, ion, vapor or electromagnetic and whether individually, or incorporated into a product, or a constituent of waste) that is regulated by or pursuant to, or that can result in liability under, any Environmental Law; and

(iv) “Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or within any building or facility.

(e) The representations and warranties contained in this Section 3.18 are the only representations and warranties being made with respect to any environmental matter related to the Companies, their Subsidiaries and the TS Business.

Section 3.19 Material Contracts; Customers and Suppliers.

(a) Section 3.19(a) of the Seller Disclosure Schedules contains a correct and complete list, as of the date hereof, of the following Contracts of the TS Business (such Contracts as described in this Section 3.19(a) being “Material Contracts”):

(i) all Contracts, including joint venture, partnership or similar agreements or arrangements, that provide for payment or receipt by the TS Business of more than $10,000,000 in the aggregate in the year ended July 2, 2016, other than any such Contracts or agreements with customers or suppliers;

(ii) all Contracts (other than intercompany agreements to be terminated at or prior to the Closing) relating to Indebtedness in excess of $10,000,000;

(iii) except for ordinary course franchise distribution agreements for specified territories, all Contracts that materially limit or purport to materially limit (or that following the Closing would materially limit) the ability of the TS Business, the Buyer or any of the Buyer’s Affiliates, to (A) compete in any line of business or with any Person or in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Persons or (B) solicit any customers or solicit or hire individuals for employment;

(iv) any merger, asset or stock purchase or divestiture Contract relating to the TS Business consummated within the past three years or which contains material ongoing Liabilities for the TS Business;

(v) each Contract that releases, resolves or settles any actual or threatened material Action or provides any injunctive or non-monetary relief (including co-existence agreements), in each case, that would materially limit, restrict or adversely affect the TS Business after the Closing; and

(vi) all contracts set forth on Section 3.19(a)(vi) of the Seller Disclosure Schedules.

(b) Section 3.19(b) of the Seller Disclosure Schedules sets forth the customers and suppliers representing, in the aggregate, at least 75% of the billings for the 12-month period ended July 2, 2016 for each of the three regions of the TS Business (Asia Pacific, Americas and EMEA) (the Contracts with such customers and suppliers, “Business Contracts”). To the Knowledge of the Seller, as of the date hereof, the relationships of the TS Business with such customers and suppliers are good commercial working relationships. During the 12 months prior to the date hereof, neither the Seller nor any of its Affiliates (including the Companies) has received any notice, whether written or oral, from any such customer or supplier indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the TS Business.

(c) Each Material Contract, Business Contract and Government Contract is valid and binding on the Seller or its Subsidiary party thereto, as the case may be, and, to the Knowledge of the Seller, the counterparties thereto, in accordance with its terms and is in full force and effect. Neither the Seller, the Companies nor any of the Companies’ Subsidiaries is in breach of, or default under, any Material Contract, Business Contract or Government Contract to which it is a party or, as of the date hereof, has provided or received any notice, whether written or oral, of any intention to terminate or seek renegotiation of, any such Contract. To the Knowledge of the Seller, as of the date hereof, no event or circumstance has occurred that, with or without notice or the lapse of time or both, would (i) constitute breach of or event of default by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party under any Material Contract, Business Contract or Government Contract.

(d) Section 5.5(b) of the Seller Disclosure Schedules sets forth a list, as of the date hereof, of all Contracts that are necessary for the operation of the TS Business as currently conducted to which the Seller or an Affiliate of the Seller (other than the Companies or their Subsidiaries) is a party, except for such exceptions as would not, individually or in the aggregate, be material to the TS Business taken as a whole.

Section 3.20 Brokers. Except for Allen & Company LLC and Citigroup Global Markets Inc., the fees, commissions and expenses of which will be paid in full by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Seller, the Companies or any of the Subsidiaries of the Companies.

Section 3.21 Securities Matters.

(a) The Seller is financially able to own the Share Consideration for long-term investment and to suffer a complete loss of the Seller’s investment in the Share Consideration. The Seller is fully capable of understanding and evaluating the risks associated with the ownership of the Share Consideration.

(b) The Share Consideration is being obtained by the Seller for its own account for investment purposes, and not with a view to any distribution thereof in violation of any applicable securities Laws. The Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to the Person, with respect to any of the Share Consideration.

(c) The Seller understands and acknowledges that the securities comprising the Share Consideration to be received hereunder are “restricted securities” under the United States federal securities Laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the applicable United States securities Laws only in certain limited circumstances.

Section 3.22 Certain Payments. Neither the Companies nor any of their Subsidiaries nor any participant in the TS Business (nor, to the Knowledge of the Seller, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption Law applicable to the TS Business or the Companies and their Subsidiaries, (d) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (e) has established or maintained, or is maintaining, any fund of corporate monies or other assets that are not identified on the official books and records of the Companies or their Subsidiaries, or (f) has made any material bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature. The TS Business, the Companies and the Companies’ Subsidiaries have and have implemented policies, procedures and internal controls reasonably designed to promote and ensure compliance with any anticorruption or anti-bribery Law applicable to the TS Business, the Companies and the Companies’ Subsidiaries.

Section 3.23 Export Control Laws and Sanctions.

(a) The TS Business, the Companies and their Subsidiaries have been operated in compliance with all applicable Export Control Laws and Sanctions, except as would not be material to the TS Business taken as a whole. Without limiting the foregoing:

(i) the TS Business, the Companies and the Companies’ Subsidiaries have obtained, and are in material compliance with all applicable Trade Approvals, except as would not be material to the TS Business taken as a whole;

(ii) as of the date hereof, no Governmental Authority or other Person has initiated any proceedings for or imposed any civil or criminal fine or penalty, seizure, forfeiture, revocation of a Trade Approval, debarment, or any other sanction against the Companies or their Subsidiaries or any director, officer, employee or agent of the TS Business, the Seller (in respect of the TS Business), the Companies or their Subsidiaries (in their capacity as such) in connection with any actual or alleged violation of any applicable Export Control Laws and Sanctions, nor to the Knowledge of the Seller has any Governmental Authority or other Person threatened to initiate any such proceedings or alleged any such violation;

(iii) no Trade Approvals or approvals for the transfer of Trade Approvals to the Buyer are required to operate the TS Business as it is currently operated, or such Trade Approvals can be obtained expeditiously without material cost; and

(iv) neither the Companies nor their Subsidiaries is a party to any Contract or bid with, or has conducted business directly or indirectly with, any person with whom dealings are prohibited by Export Controls Laws and Sanctions (including, without limitation, by virtue of being located in Cuba, Crimea, Iran, Syria, Sudan, or North Korea).

(b) The TS Business has appropriate policies and procedures in place reasonably designed to promote and ensure compliance with all applicable Export Control Laws and Sanctions.

Section 3.24 The Seller’s Investigation and Reliance. The Seller is sophisticated and has made its own independent investigation, review and analysis regarding the

Buyer and the transactions contemplated by this Agreement and the Ancillary Agreements, which investigation, review and analysis were conducted by the Seller together with expert advisors, including legal counsel, that it has engaged for such purpose. The Seller and its Representatives have been provided with access to the Representatives of the Buyer and other information that they have requested in connection with their investigation of the Buyer and the transactions contemplated hereby. Neither the Buyer nor any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Buyer contained herein or made available in connection with the Seller’s investigation of the Buyer, except as expressly set forth in this Agreement and any certificate delivered by the Buyer pursuant to Section 6.2, and the Buyer and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. The Seller has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Buyer or any of its Affiliates or Representatives, except as expressly set forth in this Agreement, in the Ancillary Agreements and any certificate or other instrument delivered by the Buyer hereunder. None of the Buyer or its Affiliates or Representatives shall have any liability to the Seller or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Seller, whether orally or in writing, in any due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement. None of the Buyer, its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Buyer. The Seller acknowledges and agrees that the representations and warranties in Article IV are the result of arms’ length negotiations between sophisticated parties. Nothing in this Section 3.24 is intended to modify or limit any of the representations or warranties of the Buyer set forth in Article IV, in the Ancillary Agreements or in any certificate or other instrument delivered by the Buyer hereunder, or the Seller’s remedies hereunder or thereunder, including any claim for Fraud.

Section 3.25 Exclusivity of Representations and Warranties. Except for the representations and warranties contained in Article IV and in any certificate delivered pursuant to Section 6.2(d), the Seller acknowledges that neither the Buyer nor any other Person on behalf of the Buyer makes any other express or implied representation or warranty with respect to the Buyer or with respect to any other information provided to the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as (i) disclosed in any Buyer SEC Documents (but disregarding (A) any risk factor disclosures contained therein under the heading “Risk Factors,” (B) disclosures or risks set forth or described in any “forward-looking statements” disclaimer and (C) any forward-looking or predictive statements) or (ii) set forth in the Buyer Disclosure Schedules delivered by the Buyer to the Seller (the “Buyer Disclosure Schedules”) in connection with this Agreement, the Buyer hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case as of such date):

Section 4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is currently conducted.

Section 4.2 Authority. The Buyer has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without notice or lapse of time or both) (i) conflict with, violate, breach or constitute default under the Organizational Documents of the Buyer, (ii) conflict with or violate, or give any Governmental Authority the right to challenge any of the transactions contemplated hereby under any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in acceleration of or create in any party the right to accelerate, terminate, cancel or otherwise modify, or require any consent of, or the giving of notice to, any Person pursuant to, any material Contract to which the Buyer is a party or is bound or to which any of the properties or assets of the Buyer are subject, except for (A) in the case of the foregoing clause (ii), any such conflicts, violations, breaches, defaults or other occurrences that arise as a result of any facts or circumstances relating to the Seller or any of its Affiliates and (B) in the case of the foregoing clause (iii), any such conflicts, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Buyer and its Subsidiaries taken as a whole.

(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under any applicable Antitrust

Laws, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (iv) as may be necessary as a result of any facts or circumstances relating to the Seller or any of its Affiliates.

Section 4.4 Financing.

(a) Assuming (i) the Financing is fully funded in accordance with the Debt Commitment Letter, and (ii) the satisfaction of the conditions set forth in Section 6.1 and Section 6.3, the Buyer has, or will have at Closing, directly or through one or more Affiliates, sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement, and to pay all related fees and expenses, on the Closing Date.

(b) The Buyer has provided the Seller with a true and complete copy of the executed Debt Commitment Letter and any related fee letters (redacted as to economic terms and other commercially sensitive numbers and provisions specified in any such fee letter (including any provisions relating to “flex” terms or similar concepts)). The Debt Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. Neither the Buyer nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the transactions contemplated by this Agreement that could affect the availability of the Financing on the Closing Date, other than as described in the Debt Commitment Letter and the fee letters and engagement letters related to the Debt Commitment Letter. As of the date of this Agreement, the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of the Buyer and to the Knowledge of the Buyer, each other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. The Buyer has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article III such that the condition set forth in Section 6.3(a) is satisfied, no event has occurred which, with or without notice, lapse of time or both, would reasonably constitute a breach or default on the part of the Buyer or, to the Knowledge of the Buyer, any other party thereto under the Debt Commitment Letter. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 of this Agreement, the Buyer has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis its obligations under the Debt Commitment Letter. There are no conditions precedent related to the funding of the full amount of the Financing, other than those expressly set forth in the Debt Commitment Letter. Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 of this Agreement as of the date of this Agreement, the Buyer has no reason to believe that (i) any of the conditions set forth in the Debt Commitment Letter will not be satisfied or (ii) the Financing will not be made available to the Buyer on the Closing Date. Notwithstanding anything to the contrary contained herein, the Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon the receipt or availability of the debt financing under the Debt Commitment Letter or otherwise.

Section 4.5 Solvency. Assuming (i) satisfaction of the conditions contained in Section 6.1 and Section 6.3 and (ii) the forecasts provided to the Buyer by the Seller with respect to the TS Business were prepared in good faith based on assumptions that continue to be reasonable (provided, nothing in this Section 4.5 or otherwise shall be construed as a representation or warranty by the Seller regarding any such forecasts), immediately after giving effect to the transactions contemplated by this Agreement (including the purchase of the Interests, the refinancing of any Indebtedness contemplated to be repaid or refinanced by the Buyer, and the payment of all related fees and expenses), the Companies will be Solvent. “Solvent” means that, as of any date of determination: (a) the amount of the “fair saleable value” of the assets of the Companies and their Subsidiaries, taken as a whole, exceeds, as of such date, the sum of all “debts” of the Companies and their Subsidiaries, taken as a whole, including contingent liabilities, as such quoted terms are generally understood in accordance with applicable federal Law governing the insolvency of debtors; (b) the Companies will not have, as of such date, an unreasonably small amount of capital for the operation of the TS Business; and (c) the TS Business will be able to pay its debts, including contingent liabilities, as they mature.

Section 4.6 SEC Filings.

(a) The Buyer has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by the Buyer with the SEC since January 1, 2015, (collectively, the “Buyer SEC Documents”). As of their respective dates of filing or, in the case of a registration statement, as of the date such registration statement is declared effective by the SEC, each of the Buyer SEC Documents, as amended prior to the date of this Agreement, complied as to form (and each Buyer SEC Document filed subsequent to the date hereof will comply as to form) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to such Buyer SEC Documents. None of the Buyer SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or its staff with respect to the Buyer SEC Documents.

(b) The consolidated financial statements of the Buyer included or incorporated by reference in the Buyer SEC Documents comply, as of their respective dates and, if amended, as of the date of the last such amendment, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q) and fairly present, in all material respects, the consolidated financial position of the Buyer and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, the absence of notes and other adjustments described therein).

(c) There is no Liability of the Buyer or its Subsidiaries of a type required to be reflected or reserved for on a consolidated balance sheet of the Buyer or in the notes thereto prepared in accordance with GAAP, except for (i) Liabilities reflected or reserved for in the financial statements included in the most recent Buyer SEC Documents, (ii) Liabilities that have arisen since August 31, 2016 in the ordinary course of the operation of its business, (iii) Liabilities arising out of or in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, or (iv) Liabilities, individually or in the aggregate, that have not had and would not have a Buyer Material Adverse Effect.

Section 4.7 Capitalization and Issuance of Share Consideration.

(a) As of the date hereof, the authorized capital stock of the Buyer consists of 200,000,000 shares of Buyer Common Stock. As of July 31, 2016, (i) 35,213,895 shares of Buyer Common Stock were issued and outstanding, (ii) 24,031,690 shares of Buyer Common Stock were held in treasury, (iii) no shares of Buyer Common Stock were subject to outstanding options granted by Buyer to acquire Buyer Common Stock, and (iv) 544,111 shares of unvested restricted units were outstanding, of which there were outstanding performance-based equity awards which may be settled in up to 18,563 shares of Buyer Common Stock.

(b) Except as provided under this Agreement and for outstanding awards under the equity incentive plans of the Buyer as disclosed in the Buyer SEC Documents (the “Buyer Incentive Plans”), as of the date of this Agreement, neither the Buyer nor its Subsidiaries has agreed to issue any share or other equity or ownership interests or has currently outstanding or agreed to issue any (i) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares or other equity or ownership interests, (ii) share appreciation right, phantom share, interest in the ownership or earnings of the Companies or other equity equivalent or equity-based award or right or (iii) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Except for outstanding awards under the Buyer Incentive Plans, there are no outstanding obligations of the Buyer or its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued shares or other equity or ownership interests of the Buyer or its Subsidiaries.

(c) The Share Consideration being delivered by the Buyer to the Seller hereunder is and shall be duly authorized and shall upon delivery be validly issued, fully paid, nonassessable and owned of record and beneficially by the Seller, free and clear of all Encumbrances (other than Encumbrances expressly created by this Agreement or by the Seller). The Share Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto. Subject to restrictions provided under applicable Law and as created by the Seller, the Seller will receive good, valid and marketable title to the Share Consideration.

Section 4.8 Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated and Raymond James & Associates, Inc., the fees, commissions and expenses of which will be paid in full by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Buyer.

Section 4.9 Investment Intent.

(a) The Buyer is financially able to hold the Interests for long-term investment and to suffer a complete loss of the Buyer’s investment in the Interests. The Buyer is fully capable of understanding and evaluating the risks associated with the ownership of the Interests.

(b) The Interests are being obtained by the Buyer for its own account for investment purposes, and not with a view to any distribution thereof in violation of any applicable securities Laws. The Buyer does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to the Person, with respect to any of the Interests.

(c) The Buyer understands and acknowledges that Interests to be received hereunder are “restricted securities” under the United States federal securities Laws inasmuch as they are being acquired from the Seller in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the applicable United States securities Laws only in certain limited circumstances.

Section 4.10 The Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Companies, their Subsidiaries and the TS Business and the transactions contemplated by this Agreement and the Ancillary Agreements, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. The Buyer and its Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the TS Business and other information that they have requested in connection with their investigation of the TS Business and the transactions contemplated hereby. Neither the Seller nor any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the TS Business contained herein or made available in connection with the Buyer’s investigation of the TS Business, except as expressly set forth in this Agreement and any certificate delivered pursuant to Section 6.3, and the Seller and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller or any of its Affiliates or Representatives, except as expressly set forth in this Agreement, in the Ancillary Agreements and any certificate or other instrument delivered by the Seller hereunder. None of the Seller or its Affiliates or Representatives shall have any liability to the Buyer or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement. None of the Seller, its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Companies, their Subsidiaries or the TS Business. The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Companies and their Subsidiaries on an “as is” and “where is” basis, except as otherwise expressly set forth in Article III. The Buyer acknowledges and agrees that the representations and warranties in Article III are the result of arms’ length negotiations between sophisticated parties. Nothing in this Section 4.10 is intended to modify or limit any of the representations or warranties of the Seller set forth in Article III, in the Ancillary Agreements or in any certificate or other instrument delivered by the Seller hereunder, or the Buyer’s remedies hereunder or thereunder, including any claim for Fraud.

Section 4.11 Exclusivity of Representations and Warranties. Except for the representations and warranties contained in Article III, in the Ancillary Agreements and any certificate or other instrument delivered by the Seller hereunder, the Buyer acknowledges that neither the Seller nor any other Person on behalf of the Seller makes any other express or implied representation or warranty with respect to the TS Business or with respect to any other information provided to the Buyer.

ARTICLE V

COVENANTS

Section 5.1 Conduct of TS Business Prior to the Closing. Except as otherwise contemplated by, and in accordance with, this Agreement, the Ancillary Agreements or as set forth in Section 5.1 of the Seller Disclosure Schedules, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (i) the TS Business shall be conducted only in the ordinary course of business consistent with past practice in all material respects, and (ii) the Seller shall use its reasonable best efforts to preserve intact the TS Business, including its present business organizations, assets, technology, customer and supplier relationships and goodwill and relationships with others having business dealings with the TS Business. Except as otherwise contemplated by, and in accordance with, this Agreement, the Ancillary Agreements or as set forth in Section 5.1 of the Seller Disclosure Schedules, between the date of this Agreement and the Closing Date, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not, to the extent related to the TS Business, and shall not permit the Companies or their Subsidiaries to:

(a) amend the Organizational Documents of the Companies or any of their Subsidiaries;

(b) issue, sell, grant, pledge or otherwise dispose of or grant or suffer to exist any Encumbrance with respect to any shares of equity interests of the Companies or any of their Subsidiaries, or grant or issue any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests;

(c) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any business combinations) any corporation, partnership, limited liability company, other business organization or division thereof or any other business or any equity interest in any Person;

(d) purchase, lease or otherwise acquire any property or assets for an amount in excess of $5,000,000 individually or $25,000,000 in the aggregate, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Companies or any of their Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of the Companies or any of their Subsidiaries or consent to the filing of any bankruptcy petition against the Companies or any of their Subsidiaries under any similar Law;

(f) enter into or guarantee any new facilities for indebtedness for borrowed money or issue, announce, offer, place or arrange any debt securities or any syndicated credit facilities with respect to, or which would bind, the TS Business, the Companies or any of their Subsidiaries other than (i) short term Indebtedness that is not in excess of $25,000,000 individually or $50,000,000 in the aggregate, (ii) intercompany Indebtedness, and (iii) letters of credit incurred in the ordinary course of business consistent with past practice (provided, in no event shall the aggregate TS Business Indebtedness exceed $200,000,000 at any time and any such new facilities for indebtedness for borrowed money or new debt securities shall permit prepayment at any time without penalty);

(g) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $1,000,000 or capital expenditures that are, in the aggregate, in excess of $5,000,000 that will bind the TS Business, other than capital expenditures that are required for the TS Business to comply with its obligations under its customer Contracts in the ordinary course of business consistent with past practice and capital expenditures included in the capital expenditure line item in the TS Business budget (a copy of which has been provided to Buyer prior to the date hereof);

(h) other than in the ordinary course of business consistent with past practice, enter into, renew, terminate or amend in any material respect any Material Contract, material lease or Contract which if entered into prior to the date hereof would be a Material Contract;

(i) except to the extent required by applicable Law (including Section 409A of the Code) or any Company Plan in effect as of the date hereof, with respect to the NewCo Employees (i) increase in any manner compensation or benefits (other than, to the extent effected in the ordinary course of business consistent with past practice (x) routinely occurring merit increases to the extent such increases are reflected in the budget reflected in the business plan provided by the Seller to the Buyer prior to the date hereof, which such increases may only be effected at such times as such increases have historically been effected in accordance with past practice, and (y) quarterly incentive compensation adjustments to the extent such adjustments are reflected in the budget reflected in the business plan provided by the Seller to the Buyer prior to the date hereof); (ii) enter into, amend or adopt any Company Plan or commence an off-cycle enrollment period under any Company Plan that provides health and welfare benefits; (iii) fund any rabbi trust or similar arrangement or otherwise accelerate the time of funding, vesting or payment of any payments or benefits under any Company Plan or, except in the ordinary course of business consistent with past practice, make any material determinations or interpretations with respect to any Company Plan; or (iv) (A) hire any new NewCo Employee at the level of senior vice president or above, (B) promote any NewCo Employee at, above or to the level of senior vice president or above, or (C) terminate the employment or services of any NewCo Employee at the level of senior vice president or above without first consulting with the Buyer;

(j) make any change in any method of accounting or accounting practice or policy applicable to the TS Business, except as required by a change in applicable Law or GAAP which requirements shall include those principles relating to the preparation of the Financial Statements;

(k) (A) make, change, or rescind any material election relating to Taxes, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes, (C) agree to any material adjustment of any Tax attribute, (D) surrender any material right or claim to a refund of Taxes, (E) amend any material Return, or (F) consent to any extension or waiver of the statute of limitations period applicable to any material Taxes, Returns, or claims for Taxes (except in the ordinary course of business consistent with past practice), in each case to the extent primarily related to the TS Business;

(l) create any Subsidiary of the Companies or any of their Subsidiaries;

(m) (A) declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of any of the capital stock or other securities of the Companies or any of their Subsidiaries (other than to the Companies or any of their Subsidiaries) or (B) redeem, repurchase or otherwise reacquire, split, combine or reclassify any capital stock of the Companies or any of their Subsidiaries or otherwise change the capital structure of the Companies or any of their Subsidiaries;

(n) change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in the ordinary course of business in accordance with past practice;

(o) grant or suffer to exist any Encumbrance, other than any Permitted Encumbrances, on any material properties or assets, tangible or intangible, of the TS Business;

(p) sell, lease, pledge, abandon, assign or otherwise dispose of any of the material assets, properties or rights of the TS Business except sales of assets (A) pursuant to Contracts in effect as of the date of this Agreement or (B) in the ordinary course of business consistent with past practice;

(q) enter into a new type of business, or abandon or discontinue any existing type of business;

(r) settle, pay, discharge or satisfy any Action where such settlement, payment, discharge or satisfaction would (A) require the payment by the Companies or any of their Subsidiaries of an amount in excess of $100,000 or (B) impose any material restrictions or limitations upon the operations or business of the TS Business, whether before or after the Closing;

(s) commence any Action outside the ordinary course of business or as expressly contemplated by this Agreement;

(t) enter into any transaction with any director, officer or employee of the Seller or any of its Subsidiaries (other than the Company or any of its Subsidiaries) outside the ordinary course of business;

(u) terminate, let lapse or materially amend or modify any insurance policy maintained for the benefit of the TS Business unless such policy is replaced by a reasonably comparable policy;

(v) license, transfer, assign, subject to any Encumbrance, other than Permitted Encumbrances, or otherwise dispose of any material TS Business IP or intentionally take any action or fail to take any action, if such action or failure to take such action could reasonably result in the loss, lapse, abandonment, invalidity or unenforceability of any TS Business IP; or

(w) authorize, agree, commit or otherwise become obligated to do any of the foregoing.

For the avoidance of doubt, nothing in this Section 5.1 shall prohibit, restrict or limit the Seller or any of its Subsidiaries with respect to the conduct of the Retained Business in any manner that would not materially impact the TS Business.

Section 5.2 Conduct of Buyer Business Prior to Closing.

(a) Except as otherwise contemplated by, and in accordance with, this Agreement, between the date of this Agreement and the Closing Date, unless the Seller shall otherwise provide its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (i) the Buyer shall conduct its business only in the ordinary course of business consistent with past practice in all material respects, and (ii) the Buyer shall use its reasonable best efforts to preserve intact its business, including its present business organizations, assets, technology, customer and supplier relationships and goodwill and relationships with others having business dealings with it. Except as otherwise contemplated by, and in accordance with, this Agreement, between the date of this Agreement and the Closing Date, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), the Buyer shall not:

(i) amend its certificate of incorporation or bylaws or equivalent organizational documents in any manner that would be adverse to holders of Buyer Common Stock;

(ii) reclassify Buyer Common Stock;

(iii) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the ordinary course of business, in each case that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization; or

(v) authorize, agree, commit or otherwise become obligated to do any of the foregoing agree or commit to do any of the foregoing.

(b) If, prior to the Closing, the Buyer sells shares of Buyer Common Stock (for the avoidance of doubt not counting any shares issued or sold to employees or directors of the Buyer) in an aggregate amount in excess of 2% of the shares of Buyer Common Stock outstanding on the date hereof at a price per share less than $71.80, then the amount of the Share Consideration shall be equitably adjusted on the basis of a customary broad-based, weighted average anti-dilution methodology, as determined in the good faith by the board of directors of the Buyer.

Section 5.3 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, subject to the Confidentiality Agreement, upon reasonable notice, the Seller shall and shall cause the Companies and their Subsidiaries to, afford the Buyer and its Representatives and the Financing Sources reasonable access to the properties, offices, plants and other facilities, books and records of the TS Business, and furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the TS Business. Notwithstanding anything to the contrary in this Agreement, none of the Seller, the Companies or any of their Subsidiaries shall be required to disclose any information to the Buyer or its Representatives or the Financing Sources if (i) such disclosure would jeopardize any attorney-client or other legal privilege, unless the Buyer agrees to enter into a joint defense agreement or other similar agreement that would reasonably be expected to preserve such privilege, (ii) such disclosure would contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof (provided, that the Seller shall use reasonable best efforts to obtain a consent from any applicable third-party to share such information) or (iii) such information relates to any consolidated, combined or unitary Return filed by the Seller, the Companies or any of their Affiliates or any of their respective predecessor entities. No information or knowledge obtained in any investigation by the Buyer or other information received by the Buyer pursuant to Section 5.3(a) shall operate as a wavier or be deemed to modify or otherwise affect any representation, warranty or agreement contained herein or in any Ancillary Agreement or certificate, document or other instrument delivered in connection herewith, the conditions to the obligations of the Parties to consummate the Closing in Article VI or otherwise prejudice in any way the rights and remedies of the Buyer hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify the Buyer’s reliance on the representations, warranties, covenants and agreements made by the Seller herein.

(b) In order to facilitate the resolution of any claims made against or incurred by the Seller (as such claims relate to the TS Business), for a period of seven years after the Closing, the Buyer shall (i) retain the books and records relating to the TS Business relating to periods prior to the Closing and (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Buyer shall notify the Seller in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 5.3(b).

(c) In order to facilitate the resolution of any claims made against or incurred by the Buyer, the Companies or any of their Subsidiaries, for a period of seven years after the Closing, the Seller shall (i) retain the books and records relating to the TS Business, the Companies and their Subsidiaries relating to periods prior to the Closing that shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Seller shall notify the Buyer in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 5.3(c).

Section 5.4 Notification of Certain Matters. Until the Closing, each Party hereto shall promptly notify the other Party in writing of (a) any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied; (b) any notice from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements; or (c) any Action commenced or threatened against the Seller, the Companies or any Subsidiary of the Companies in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements; provided, however, that the delivery of any notice by the Seller and the information or knowledge obtained by the Buyer pursuant to this Section 5.4 shall not (i) affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the Parties to consummate the Closing in Article VI or otherwise prejudice in any way the rights and remedies of the Buyer hereunder, including pursuant to Article VIII, (ii) be deemed to affect or modify the Buyer’s reliance on the representations, warranties, covenants and agreements made by the Seller in this Agreement or (iii) be deemed to amend or supplement the Seller Disclosure Schedules, the Buyer Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Seller or the Buyer; and provided, further, however, that a breach of this Section 5.4 shall not itself result in the failure to be satisfied of the conditions set forth in Section 6.2(b) or Section 6.3(b).

Section 5.5 Intercompany Arrangements.

(a) Except as set forth in Section 5.5(a) of the Seller Disclosure Schedules and except for this Agreement and the Ancillary Agreements, and the agreements specifically referred to therein as remaining outstanding after the Closing, all intercompany and intracompany accounts, indebtedness, transactions or Contracts between the Companies and their respective Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Companies and their respective Subsidiaries or with respect to the TS Business), on the other hand, shall be cancelled, settled, offset, capitalized or otherwise eliminated prior to the determination of Indebtedness for purposes of calculating the Cash Purchase Price, without any consideration or further liability to any party and without the need for any further documentation, prior to the Closing.

(b) The Parties recognize and acknowledge that the Enterprise-Wide Contracts set forth in Section 5.5(b) of the Seller Disclosure Schedules relate to both the TS Business and the Retained Business. All Enterprise-Wide Contracts shall be retained by the Seller. Following the date hereof, to the extent requested by the Buyer, the Seller and the Buyer shall use reasonable best efforts to negotiate a new Contract for the benefit of the Buyer and its Affiliates (including the Companies and their Subsidiaries) with respect to the matters covered by such Enterprise-Wide Contracts. The terms and conditions of any Contract or arrangement applicable to the TS Business entered into pursuant to this Section 5.5(b) shall be reasonably acceptable to the Buyer. For the avoidance of doubt, the Seller shall be under no obligation to obtain alternative Contracts with an equivalent level of pricing or other terms as provided in the Enterprise-Wide Contract sought to be obtained for the benefit of the Buyer. In the event that the Parties are not able to obtain any such new Contract, then the Parties shall use reasonable best efforts to cause the Transition Services Agreement to include, as a Service (as defined in the Transition Services Agreement), for such time as is reasonably necessary for the TS Business to obtain a new Contract covering such products and services, which period shall be set forth in the Transition Services Agreement, either (x) the products and services provided under such Contract or (y) reasonable alternative arrangements which permit the Buyer to continue operating the TS Business in substantially the same manner as currently conducted. The Buyer shall bear all costs and expenses incurred with Persons (other than the Seller or any of its Affiliates) that are parties to Enterprise-Wide Contracts with respect to any such efforts described in this Section 5.5(b).

(c) From and after the Closing, if either Party receives any (a) funds or any other assets intended for or otherwise the property of the other Party pursuant to the terms of this Agreement or any of the Ancillary Agreements, the receiving Party shall promptly (i) notify and (ii) forward such funds or other assets to, the other Party (and, for the avoidance of doubt, the Parties acknowledge and agree that there is no right of offset with respect to such funds or other assets, whether in connection with a dispute under this Agreement or any of the Ancillary Agreements or otherwise) or (b) mail, courier package, facsimile transmission, purchase order, invoice, service request or other document intended for or otherwise the property of the other Party pursuant to the terms of this Agreement or any of the Ancillary Agreements, the receiving Party shall promptly (i) notify and (ii) forward such mail, packages, transmission, order, invoice, request or other document to, the other Party.

Section 5.6 Confidentiality.

(a) Each of the Parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other Parties in connection with the transactions contemplated by this Agreement or by the Ancillary Agreements pursuant to the terms of the confidentiality agreement dated November 11, 2015, between the Buyer and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect; provided, however, that the confidentiality obligations of the Buyer with respect to Confidential Information (as defined in the Confidentiality Agreement) under the Confidentiality Agreement shall terminate as of the Closing Date, but only in respect of that portion of the Confidential Information relating to the TS Business. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) From and after the Closing, the Seller shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information relating to the TS Business; provided, however, that the Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required by any applicable Law or Order, including applicable rules of any securities exchange. In the event that the Seller or any of its Affiliates or Representatives are required by any applicable Law or Order to disclose any such non-public information, the Seller shall, (i) to the extent permissible by such applicable Law or Order, provide the Buyer with prompt written notice of such requirement, (ii) disclose only that information that the Seller reasonably determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use its reasonable best efforts to preserve the confidentiality of such non-public information, including by, at the Buyer’s request and at the Buyer’s sole cost, reasonably cooperating with the Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by the Seller or its Affiliates or Representatives in breach of this Section 5.6 or (B) becomes available to the Seller or its Affiliates or Representatives after the Closing from a source other than the Buyer or its Affiliates or Representatives if the source of such information is not known by the Seller or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Buyer or its Affiliates with respect to such information.

Section 5.7 Consents and Filings.

(a) Each of the Parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) as promptly as practicable (and, with respect to the HSR Act, in no event later than 15 days after the date hereof and, with respect to a Form CO filing under the EC Merger Regulation, submission of a draft Form CO that is as complete as reasonably practicable within 60 days after the date hereof) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Antitrust Laws and (ii) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders (“Consents”) as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. The Buyer shall pay all filing fees and other charges for the filing under any applicable Antitrust Law by the Parties hereto.

(b) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require the Buyer or any of its Affiliates to (and the Seller shall not and shall cause the Companies and each of their Subsidiaries not to, without the prior written consent of the Buyer, which consent may be withheld for any reason), in connection with obtaining any Consent under any Antitrust Law (i) litigate with or otherwise participate in any Action with any Governmental Authority in connection with obtaining any Consent pursuant to this Agreement or (ii) effect or agree to (A) any sale, license, divestiture or other disposition or holding separate (through establishment of a trust or otherwise) of any capital stock, businesses, assets (tangible or intangible), properties or other interests of the Buyer, the TS Business, the Companies or any of their respective Affiliates, (B) the imposition of any limitation, restriction or condition on the ability of the Buyer, the TS Business, the Companies or any of their respective Affiliates to conduct their respective businesses or own, acquire, hold or exercise full rights of ownership of any capital stock, businesses, assets (tangible or intangible), properties or other interests of the Buyer, the TS Business, the Companies or any of their respective Affiliates, or (C) any material modification or waiver of the terms and conditions of this Agreement (clauses (A), (B) and (C) collectively, “Antitrust Actions”); unless such Antitrust Action (x) is conditioned upon and becomes effective only from and after the Closing and (y) would result in, individually and in the aggregate with all other Antitrust Actions, a reduction in expected gross revenues of the Buyer and its Subsidiaries (post-Closing) not in excess of $350,000,000 (any such Antitrust Action that the Buyer is not required to effect or agree to pursuant to this sentence, a “Burdensome Condition”). Buyer shall only be required to take or permit any Antitrust Action that is conditioned upon and becomes effective only from and after the Closing. Without limiting the foregoing, in no event will the Seller (and the Seller will not permit any of its Subsidiaries to) propose, negotiate, effect or agree to any such actions without the prior written consent of the Buyer.

(c) Except as prohibited by applicable Law or Order and subject to the Confidentiality Agreement, the Parties will use reasonable best efforts to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under any applicable Antitrust Law, including under the HSR Act. Each of the Buyer and the Seller shall use its reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the foregoing or pursuant to any applicable Antitrust Law. Subject to the Confidentiality Agreement, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d) Each Party shall notify the other Party on a reasonably timely basis of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and shall to the extent reasonably practicable permit the other Party to review in advance any proposed communication by such Party to any Governmental Authority. To the extent reasonably practicable, no Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Notwithstanding anything to the contrary herein, the Buyer shall control and lead the communications and strategy relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or other third-party necessary, proper or advisable to consummate the transactions contemplated hereby or to any litigation arising therefrom; provided, however, that the Buyer shall consult in advance with the Seller and in good faith take the Seller’s views into account regarding the overall strategic direction of any such approval process, as applicable, and consult with the Seller prior to making, and provide the Seller with the opportunity to make comments on (which comments will be considered by the Buyer in good faith), any filings, motions or other material communications or entering into any negotiations concerning such approvals, as applicable.

(e) Each of the Buyer and the Seller shall, and the Seller shall cause the Companies and their Subsidiaries to, use reasonable best efforts to give all notices to, and obtain all Consents from, all Persons required pursuant to any TS Contract (including any Material Contract) and any Permit of the Companies or any of their Subsidiaries, and the Buyer shall bear any reasonable costs and expenses payable to any Person (other than the Seller or any of its Affiliates) in connection with obtaining any such Consents. Certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Seller, the Companies or any of the Companies’ Subsidiaries is a party that have not been and may not be obtained. Assuming the Seller complies with its obligations pursuant to this Section 5.7, the Seller shall not have any liability to the Buyer arising out of or relating to the failure to obtain any Consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof, and no such failure or termination shall result in the failure of any condition set forth in Article VI.

(f) The Seller shall, with respect to each Subsidiary of the Seller with a facility security clearance, use reasonable best efforts to provide such notices to, or procure such Consents from, the Defense Security Service as is required under applicable Law. The Buyer shall cooperate with the Seller in connection with the Seller’s obligations under this Section 5.7(f).

Section 5.8 Public Announcements and Employee Communications. On and after the date hereof and through the Closing Date, and except for the press release or releases to be issued by the Parties on the date hereof, each in the form previously agreed, the Seller and the Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement or any communications with NewCo Employees with respect to this Agreement or the Ancillary Agreements or the transactions contemplated thereby, and shall not issue any such press release or make any such public statement or any such employee communication prior to obtaining the other Party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any Party hereto.

Section 5.9 Directors’ and Officers’ Indemnification.

(a) For a period of six years after the Closing Date, the Buyer shall, and shall cause the Companies and their Subsidiaries to, ensure that all rights to indemnification and exculpation existing immediately prior to the date hereof in favor of any Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, director, employee or agent of the Companies or any of their Subsidiaries as provided in the indemnification agreements to which any of the Companies or any of their Subsidiaries is a party, which indemnification and exculpation provisions are on substantially the same terms as those included in the form of indemnification agreement provided to the Buyer prior to the date hereof, are fulfilled and honored in all respects.

(b) For a period of six years from the Closing Date, the Buyer shall cause the Companies and their Subsidiaries to maintain, if available, officers’ and directors’ liability insurance covering the Persons who are presently covered by their officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to the Closing Date, providing coverage not less favorable than provided by such insurance in effect on the date hereof; provided, however, that in no event shall the Companies or their Subsidiaries be obligated to pay annual premiums greater than 200% of such premiums paid or payable as of the date hereof; provided further, that if the annual premium for such coverage and amount of insurance would exceed 200% of such current annual rate, the Companies and their Subsidiaries shall provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate. The Buyer shall cause the Companies and their Subsidiaries to pay such premiums.

(c) In the event the Buyer, the Companies or any of their respective successors or assigns (i) consolidates with or merges with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all of its properties and assets to any Person, then and in either such case, the Buyer shall make proper provisions so that the successors and assigns of the Buyer or the Companies, as the case may be, shall assume the obligations set forth in this Section 5.9.

(d) The provisions of this Section 5.9 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 5.9 is intended to benefit the directors, officers, employees and agents of the Companies and their Subsidiaries and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 5.9 or indemnified hereunder, each of whom may enforce the provisions of this Section 5.9 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third-party beneficiaries of this Section 5.9.

Section 5.10 Use of Names, Marks and Intellectual Property Matters.

(a) Except as otherwise expressly provided herein and in the Ancillary Agreements, the Seller is not conveying ownership rights or granting the Buyer, any Affiliate of the Buyer or the Companies or any of their Subsidiaries a license to use the Marks of the Seller or any Affiliate of the Seller (including the name “Avnet” or any Mark incorporating the name “Avnet”) and, after the Closing, the Buyer shall not permit the Companies or any Affiliate of the Companies to use in any manner such Marks of the Seller or any Affiliate of the Seller or any word that is likely to cause confusion therewith (such Marks, collectively, the “Retained Marks”). Notwithstanding the foregoing, the Seller hereby consents to the use of the Retained Marks by the Companies and their Subsidiaries in connection with copies of the TS Business’s existing marketing, promotional and sales materials, stationary, letterhead, business cards, signs, billboards, advertisements, vehicle and equipment markings, invoices, purchase orders, forms, remaining inventory and other media including respective online material and substantially similar reproductions thereof made in the ordinary course of business; provided, that the Companies and their Subsidiaries shall only use such materials during the first 180 days following the Closing and that, upon the Buyer’s reasonable request, the Seller will provide assistance (at the Buyer’s cost) to the Buyer in its efforts to discontinue such use. As promptly as practicable, and in any event no later than 180 days after the Closing, the Buyer shall take all necessary corporate action to cause the corporate names of the Companies and their applicable Subsidiaries to be changed to a name that does not include the word “Avnet.”

(b) Effective upon the Closing, the Seller hereby grants, and shall cause its Subsidiaries to grant, the Buyer and its Affiliates a perpetual, irrevocable, royalty-free, worldwide, non-exclusive, transferable and sublicensable license under any Intellectual Property owned or Sublicensable by the Seller or any of its Subsidiaries (excluding, for the avoidance of doubt, any Marks and third-party Software that is not Sublicensable) used in the TS Business that is not owned by the Companies or any of their Subsidiaries as of the Closing to make, have made, use, offer for sale, sell, import and otherwise exploit any product, process or service, including any Intellectual Property that is related to the Shared Assets (as defined in the Reorganization Agreement). For purposes of this Section 5.10(b), “Sublicensable” means that the Seller or one of its Subsidiaries has the right to grant licenses or sublicenses to the Buyer within the scope granted herein without requiring any third party consent or resulting in the payment of royalties or other consideration by the Seller or its Subsidiaries to third parties. Without limiting the representations and warranties set forth in Article III hereof, the Intellectual Property licensed pursuant to this Section 5.10(b) is furnished “as is”, with all faults and without warranty of any kind, express, implied, statutory or otherwise.

Section 5.11 Employee Matters. The Parties acknowledge and agree that matters relating to employees of the TS Business are as set forth in the Employee Matters Agreement.

Section 5.12 Tax Matters.

(a) Any sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, mortgage, recordation or similar Taxes (including all interest and penalties and additions imposed with respect to such amounts) incurred as a result of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne 50% by the Buyer and 50% by the Seller (other than any Transfer Taxes incurred as a result of the Reorganization, which shall be borne 100% by the Seller).

(b) None of the Buyer or its Affiliates (including the Companies and their Subsidiaries) shall (except, in each case, as required by applicable Law) (i) carry back any net operating loss or other Tax attribute or item from a taxable year or taxable period commencing after the Closing Date to a taxable year or taxable period ending on or before the Closing Date or (ii) amend any Return filed with respect to a taxable year or taxable period ending on or before the Closing Date (including any Pre-Closing Straddle Period), or (iii) make or change any accounting method or any Tax election with respect to the Companies or any of their Subsidiaries relating to a taxable year or taxable period ending on or before the Closing Date (including any Pre-Closing Straddle Period), in each case, without the prior consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed, unless required by applicable Law.

(c) The Seller shall prepare or cause to be prepared all U.S. federal, state, local and non-U.S. Returns required to be filed under applicable Law by the Companies and their Subsidiaries, or with respect to the TS Business, after the Closing for all Pre-Closing Tax Periods other than for Pre-Closing Straddle Periods, and shall deliver such Returns to the Buyer for review and comment no less than 20 days prior to the applicable filing deadline (taking into account applicable extensions or, if the filing deadline is within 20 days after the end of the relevant taxable period, as soon as practicable before the filing deadline), and the Buyer shall have the right to review and provide comments, at the Buyer’s cost and expense, on such draft Returns to the Seller within 15 days prior to the filing deadline (or if the filing deadline is within 15 days after the Buyer receives the Returns, as soon as practicable before the filing deadline). The Seller shall consider in good faith any comment or revision reasonably requested by the Buyer on such Returns prior to filing. Such Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by Law. The party responsible for filing such Returns under applicable Law (whether the Buyer, the Seller, the Companies, or the Companies’ Subsidiaries) shall timely file such Returns (taking into account any extensions received from the relevant taxing authorities). If a Return described in this Section 5.12(c) is filed by the Buyer or the Companies or one of the Companies’ Subsidiaries, the Seller shall pay (or caused to be paid to) the filing party the amount of Taxes shown as due on such Return on the applicable due date, except to the extent such Taxes are taken into account in the determination of Closing Indebtedness or Closing Net Working Capital.

(d) The Buyer shall prepare or shall cause to be prepared all Returns, other than Returns for Pre-Closing Tax Periods to be filed by the Seller pursuant to Section 5.12(c), required by applicable Law to be filed by the Companies or their Subsidiaries or with respect to the TS Business after the Closing Date, including Returns with respect to a Straddle Period, it being understood that, except as provided in the following sentence, all Taxes indicated as due and payable on such Returns (whether or not prepared by the Buyer) shall be the responsibility of the Seller to the extent they constitute Pre-Closing Taxes. In the case of Returns prepared by the Buyer that include any Pre-Closing Taxes or any amounts attributable to a Pre-Closing Tax Period, the Buyer shall deliver to the Seller such Returns, together with the calculation of Pre-Closing Taxes (including Pre-Closing Straddle Period Taxes), the Buyer determines to be due from the Seller, no less than 20 days prior to the applicable filing deadline (taking into account applicable extensions or, if the filing deadline is within 20 days after the end of the relevant taxable period, as soon as practicable before the filing deadline), and the Seller shall have the right to review and provide comments on such Returns, at the Seller’s cost and expense, within 15 days prior to the applicable filing deadline (or if the applicable filing deadline is within 15 days after the Seller receives the Returns, as soon as practicable before the filing deadline). The Buyer shall incorporate all of the Seller’s reasonable comments or revisions on such Returns unless such comments have an adverse effect on the Buyer that is material to the Buyer. To the extent such comments or revisions provided by the Seller have an adverse effect on the Buyer, the Buyer shall consider in good faith such comments or revisions and any disputes shall be resolved in the manner set forth in Section 2.5(c) and Section 2.5(d), except that (a) the term “Independent Accounting Firm” shall mean any firm of national reputation with expertise in taxation and (b) the Independent Accounting Firm shall render a written decision resolving the matters submitted to it within 10 days following the submission thereof (or if the filing deadline is within 10 days of the submission of the dispute to the Independent Accounting Firm, as soon as practicable before the filing deadline). Such Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by applicable Law. The Seller shall pay (or cause to be paid) the amount of Pre-Closing Taxes shown on such Returns to the Buyer on the applicable due date. The Buyer shall pay all other Taxes shown or required by be shown on any other Returns to the appropriate Governmental Authority.

(e) Any transactions involving the Companies or their Subsidiaries that are not in the ordinary course of business occurring on the Closing Date but after the Closing shall be reported on the Buyer’s Returns to the extent permitted by applicable Law or, after the Closing, on the separate Returns of the Companies (if the Companies do not file a Return with the Buyer), and shall be similarly reported on all other Returns of the Buyer or its Affiliates. In all events, the Buyer shall be responsible for, and shall indemnify and hold the Seller and its Affiliates harmless from, all Taxes related to transactions described in this Section 5.12(e); provided, however, that this Section 5.12(e) shall not apply with respect to any transactions effected pursuant to or in connection with the Reorganization.

(f) The Seller and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives reasonably to cooperate, in preparing and filing all Returns, including maintaining and making available to each other all records necessary in connection with Taxes. The Buyer shall or shall cause the Companies to execute such documents as reasonably requested by the Seller with respect to any Return for Pre-Closing Tax Periods or audit thereof.

(g) The Buyer and the Seller and their respective Affiliates shall cooperate in good faith to effect a Tax election under Section 338(h)(10) of the Code (and any comparable applicable provisions of state, local, or non-U.S. Law) with respect to the stock or other ownership interests of the two U.S. companies that are expected to own directly the equity interests of Avnet Partner Solutions, S. de R.L. de C.V., Enlaces Computacionales, S. de R.L. de C.V. and Instituto de Educacion Avanzada, S. de R.L. de C.V.

(h) For U.S. federal income Tax purposes and for all applicable state income Tax purposes, the Buyer shall not make, and shall not cause the Companies or any of their

Subsidiaries to make, any retroactive election that would change the entity classification of the Companies or any of their Subsidiaries under the Code or under any corresponding state income Tax provision in the Pre-Closing Tax Period.

(i) The Buyer shall be permitted to assign to any of its Subsidiaries or Affiliates the right to acquire all (but not less than all) of the equity interests of the Subsidiaries of the Seller domiciled in Canada in a separate purchase, the closing of which will occur simultaneously with the Closing. In the event the Buyer elects to make such an assignment, the Seller shall cooperate in good faith with the Buyer to negotiate and agree to a separate written contract documenting such separate purchase (including determining an appropriate arm’s-length purchase price for such equity interests, which price will be paid pursuant to such agreement and deducted from the Cash Purchase Price).

(j) If, subsequent to the Closing, the Companies, any of the Companies’ Subsidiaries, the Seller or the Buyer or any of the Buyer’s Affiliates receives notice of a Tax Contest with respect to any Return of the Companies or any of their Subsidiaries or with respect to the TS Business for a Pre-Closing Tax Period or with respect to any Pre-Closing Taxes, then within 15 days after receipt of such notice, such party shall provide written notice thereof to the other parties, such written notice to specify in reasonable detail the basis for and other factual information with respect to such Tax Contest and to include a copy of the relevant portion of any correspondence or document received from the relevant taxing authority. Failure to provide such written notice to the other parties shall not release such other parties from any of their obligations, including indemnification obligations, under this Agreement, except to the extent any such other party is materially prejudiced by such failure. To the extent such Tax Contest relates to a Pre-Closing Tax Period or any Pre-Closing Taxes, then the Seller shall have the right to control the conduct of such Tax Contest (provided that the Seller has first acknowledged its obligation to indemnify the Buyer with respect to the outcome of such Tax Contest). The Seller shall have the right to settle or dispose of any such Tax Contest; provided, however, that if such Tax Contest could reasonably be expected to adversely affect the Tax position or liability of the Buyer, the Companies, any of the Companies’ Subsidiaries or with respect to the TS Business with respect to any taxable period beginning after the Closing Date, including the portion of any Straddle Period beginning after the Closing Date, then the Seller shall consult with the Buyer regarding any such Tax Contest, shall allow the Buyer to participate in any such proceeding (at its own cost and expense), and shall not settle or otherwise dispose of such Tax Contest without the Buyer’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(k) Subject in all respects to Section 5.12(j), the Buyer shall have the right to control the conduct and resolution of Tax Contests; provided, however, that with respect to any Tax Contest relating to a Pre-Closing Tax Period or any Pre-Closing Taxes (which could either result in an indemnification obligation by the Seller pursuant to this Agreement or could otherwise affect the income derived by the Companies or any of their Subsidiaries in a Pre-Closing Tax Period), the Buyer shall keep the Seller reasonably informed of the progress of such Tax Contest and shall not settle, dispose of or compromise the resolution of such Tax Contest without obtaining the Seller’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

(l) The Buyer shall timely pay to the Seller the amount of any Tax refund or amount credited against any Tax attributable to a Pre-Closing Tax Period, unless any such refund or credit arose from the carryback of losses, credits or other Tax attributes from a taxable period (or portion thereof) beginning after the Closing Date, provided that the Buyer provide prompt notice to the Seller stating (i) the amount of any Tax refund or credit attributable to a Pre-Closing Tax Period and (ii) an explanation of the determination by the Buyer that such amount is not payable to the Seller.

(m) The Buyer shall not be prohibited from making a Tax election under Section 338(g) (and any comparable applicable provisions of state, local, or non-U.S. Tax Law) with respect to the stock or other ownership interests of the Companies or their Subsidiaries that are treated as non-U.S. corporations for U.S. federal income Tax purposes.

Section 5.13 Registration Rights.

(a) The Buyer shall use its reasonable best efforts to file a registration statement on Form S-3 or such other form under the Securities Act then available to the Buyer (“Form S-3”) with respect to the resale of the Share Consideration within 90 days after the Closing Date (but after the Seller has had an opportunity to review and comment on such registration statement). The Buyer shall use reasonable best efforts to cause the Form S-3 to be declared effective under the Securities Act as soon as practicable thereafter, and shall use its reasonable best efforts to maintain the effectiveness of the registration statement for the resale of the Share Consideration for so long as the Seller holds any of the Share Consideration, or, if earlier, until the Seller is permitted to freely sell all the Share Consideration without registration or restrictions under the Securities Act. The Seller shall assist the Buyer and its auditors in their preparation of any audited and pro forma financial statements, and the Seller shall use its reasonable best efforts to provide to the Buyer such financial data and other information regarding the TS Business that shall be sufficient in form and content to allow the Buyer to comply with the requirements of Regulation S-X and Regulation S-K under the Securities Act and the requirements of the rules of the Public Company Accounting Oversight Board, as is required to be included in the Form S-3 pursuant to the Securities Act and regulations promulgated thereunder. To the extent that any delay or omission of the Seller information to be provided pursuant to the preceding sentence results in the delay or omission of the Seller’s performance hereunder, such delay or omission shall not constitute a breach hereof by the Buyer.

(b) Notwithstanding anything herein to the contrary, if the filing, initial effectiveness or continued use of the Form S-3 at any time (A) would require the Buyer to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Buyer after consultation with counsel to the Buyer (i) would be required to be made so that such Form S-3 would not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) would not be required to be made at such time but for the filing or continued use of such Form S-3 and (iii) the Buyer has a bona fide business purpose for not disclosing such information publicly, or (B) would require the inclusion in the Form S-3 of financial statements that are unavailable to the Buyer for reasons beyond the Buyer’s control or that are not possible for the Buyer to obtain through reasonable best efforts, the Buyer may, upon giving prompt written notice of such action to the Seller, delay the filing or initial effectiveness of, or suspend use of, the Form S-3 for the shortest period of time determined in good faith by the Buyer to be necessary such that the conditions described in clause (A) or (B) above, as the case may be, are no longer applicable, but in no event shall the Buyer avail itself of the right to suspend the filing or use of the Form S-3 for more than 120 days, in the aggregate, in any period of 365 consecutive days. In the event the Buyer exercises its rights under the preceding sentence, the Seller agrees to suspend, immediately upon its receipt of such notice, its use of the prospectus included in the Form S-3 (the “Prospectus”) and agrees not to disclose to any other Person the fact that the Buyer has exercised such rights or any related facts regarding the Buyer. The Buyer shall immediately notify the Seller upon the expiration of any period during which it exercised its rights under this Section 5.13(b) but need not specify the related facts and circumstances.

(c) In connection with the Form S-3, the Buyer shall (i) pay any filing fees or other costs and expenses in connection with such registration (other than underwriting discounts and commissions), and reimburse the Seller for any of its reasonable and documented out-of-pocket costs and expenses incurred in connection with such registration (including the reasonable costs and expenses of counsel for the Seller) not to exceed $50,000 in the aggregate, (ii) use reasonable best efforts to prepare and file with the SEC such amendments and supplements to such Form S-3 and the Prospectus as may be necessary to comply with the provisions of the Securities Act in connection with resales of the Share Consideration, (iii) furnish to the Seller such numbers of copies of the Form S-3 or Prospectus, or any amendments or supplements thereto and in connection therewith as the Seller may reasonably request in order to facilitate the disposition of the Share Consideration, (iv) notify the Seller (A) of any request by the SEC that the Buyer amend or supplement such Form S-3 or Prospectus, or (B) to cease distribution of the Prospectus if the Prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and use reasonable best efforts to, as soon as reasonably practicable, file with the SEC and furnish to the Seller, a supplement or amendment to such Prospectus such that such Prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, and (v) indemnify and hold harmless the Seller and its Affiliates from and against any and all Losses and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) caused by or relating to any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, contained in the Form S-3 or Prospectus, except insofar as any such Losses or expenses are caused by or related to an untrue statement or omission or alleged untrue statement or omission so made in conformity with information furnished in writing to the Buyer by the Seller expressly for use therein; provided, however, that the Buyer will not be liable to any indemnified party under this Section 5.13(c) in any case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any final, preliminary or summary Prospectus if such untrue statement or alleged untrue statement or omission or alleged omission is corrected in an amendment or supplement to such Prospectus which has been made available to the Seller and the Seller or its Affiliate fails to deliver such Prospectus as so amended or supplemented, if such delivery is required under applicable Law or the applicable rules of any securities exchange, prior to or concurrently with the sales of the Share Consideration to the Person asserting such loss, claim, damage, liability or expense.

(d) The Seller agrees that upon receipt of any notice from the Buyer pursuant to Section 5.13(c)(iv), the Seller will discontinue disposition of the Share Consideration pursuant to the Form S-3 until the Seller’s receipt of the copies of a supplemented or amended Prospectus, or until Seller has been advised in writing by the Buyer that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, and if so directed by the Buyer, the Seller will deliver to the Buyer (at the Buyer’s expense) all copies, other than permanent file copies then in the Seller’s possession, of the Prospectus covering such Share Consideration which were current at the time immediately prior to such notice.

(e) In connection with the Form S-3, the Seller shall indemnify and hold harmless the Buyer and its Affiliates from and against any and all Losses and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) caused by or relating to any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, contained in the Form S-3 or Prospectus, to the extent that such Losses or expenses are caused by or related to any such untrue statement or omission or alleged untrue statement or omission made based upon written information furnished to the Buyer by the Seller expressly for use therein.

(f) The Seller shall provide all information reasonably requested by the Buyer for the purpose of preparing selling shareholder disclosure in the Form S-3 (including completing a notice and questionnaire in customary form provided by the Seller). In connection with any offer or sale pursuant to the Form S-3, the Seller shall provide the Prospectus to purchasers as and to the extent required under the Securities Act.

Section 5.14 Black-Out Periods. In the event of a registration by the Buyer involving the offering and sale by the Buyer of equity securities or securities convertible into or exchangeable for its equity securities, the Seller agrees, if requested by the Buyer (or, in the case of a registration in which the securities of the Buyer are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public, by the managing underwriter or underwriters), not to effect any public sale or distribution (including any sale pursuant to Rule 144 under the Securities Act) of any of the Share Consideration (except, in each case, as part of the applicable registration, if permitted), during the period beginning seven days before, and ending 90 days (or such lesser period as may be permitted by the Buyer or such managing underwriter or underwriters) after the effective date of the registration statement filed in connection with such registration, to the extent the Seller is provided at least five Business Days’ prior notice in writing by the Buyer or the managing underwriter or underwriters.

Section 5.15 Lock-Up.

(a) The Seller shall not, and shall cause its controlled Affiliates and Representatives, to the extent such Representatives are acting on behalf of such Seller or its controlled Affiliates, not to, without the written consent of the Buyer, directly or indirectly, transfer, sell or otherwise dispose of (other than in derivative transactions that are not physically settled) (i) any of the Share Consideration prior to the date that is 180 days following the Closing Date and (ii) more than 50% of the Share Consideration, in the aggregate, following the date that is 180 days following the Closing Date and prior to the date that is one year following the Closing Date; provided, that, the Seller shall be permitted at any time to transfer some or all of the Share Consideration (x) by way of acceptance of an issuer or third-party tender or exchange offer made available to all holders of issued and outstanding shares of Buyer Common Stock, (y) to an Affiliate that agrees to be bound by this Section 5.15 and Section 5.13, Section 5.14 and Section 5.16 as if it were the Seller hereunder, or (z) to the Buyer in accordance with Section 8.4(n).

(b) Except as expressly permitted in the proviso to Section 5.15(a), the Seller shall not, and shall cause its controlled Affiliates and Representatives, to the extent such Representatives are acting on behalf of such Seller or its controlled Affiliates, not to, without the written consent of the Buyer, directly or indirectly, transfer, sell or otherwise dispose (other than in derivative transactions that are not physically settled) of any of the Share Consideration at any time other than: (i) through underwritten public offerings of the Share Consideration pursuant to effective registration statements (other than on Form S-4, S-8 or a comparable form) under the Securities Act; (ii) through open market sales on NASDAQ in an aggregate amount on a trading day that does not exceed 10% of the average daily trading volume of Buyer Common Stock for the preceding 30 consecutive trading days; or (iii) through unrelated private transactions or block trades in each of which no more than 3% of Buyer Common Stock then issued and outstanding is sold.

Section 5.16 Standstill. During the period commencing on the date of this Agreement and ending at the time the Seller and its Affiliates no longer beneficially own in excess of 5% of the voting securities of the Buyer, the Seller shall not, and shall cause its Affiliates and Representatives, to the extent such Representatives are acting on behalf of such Seller or its Affiliates, not to, directly or indirectly:

(a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way knowingly assist (including, without limitation, through the provision of financing) any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, (i) any acquisition of beneficial ownership (as such term is defined under the Exchange Act) of any securities of the Buyer or securities or rights convertible into or exchangeable for any securities of the Buyer (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Buyer generally on a pro rata basis, provided that any such securities so received shall be subject to this Section 5.16, Section 5.14 and Section 5.15), (ii) any acquisition of material assets of the Buyer, (iii) any tender or exchange offer involving the securities of the Buyer, or (iv) any merger, other business combination, recapitalization restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Buyer.

(b) engage, or in any way participate, in any “solicitation” (as such term is defined in Rule 14a-1(l) under the Exchange Act) of proxies or consents (whether or not relating to the election or removal of directors); seek to advise, encourage or influence any Person with respect to the voting of any voting securities of the Buyer; initiate, propose or make any stockholder proposals, whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise; induce or attempt to induce any other Person to initiate any such stockholder proposal; or otherwise communicate to any Person how it intends to vote any voting securities of the Buyer on any matter put to or proposed to be put to the stockholders of the Buyer for their approval (whether at an annual or special meeting of stockholders of the Buyer, by written consent or otherwise) or otherwise seek to remove any director of the Buyer;

(c) form, join or in any way participate in a “group” (as such term is used under the Exchange Act) with respect to any securities of the Buyer;

(d) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Buyer;

(e) take any action that might force the Buyer to make a public announcement regarding any of the types of matters set forth in clause (a) or (b) above; or

(f) enter into discussions or arrangements with any third-party with respect to any of the matters set forth in clauses (a) through (e) above.

The Seller also agrees during such period not to request, directly or indirectly, that the Buyer (or its directors, officers, employees or agents) amend or waive any provision of this Section 5.16 (including this sentence).

Section 5.17 Restructuring of the Companies. The Seller and its applicable Subsidiaries shall timely implement the Reorganization in accordance with the terms of the Reorganization Agreement, the Employee Matters Agreement and this Agreement. Following the date hereof, the Seller shall cause one of its wholly owned Subsidiaries to form NewCo Non-US in connection with the implementation of the Reorganization.

Section 5.18 Release of Guarantees. The Parties agree to cooperate and use their reasonable best efforts to obtain the release of the Seller or its Affiliates that are a party to or otherwise have liability with respect to any guarantees, performance bonds, bid bonds and other similar agreements, including those set forth in Section 5.18 of the Seller Disclosure Schedules, correct and complete copies of which have been made available to the Buyer (the “Seller Guarantees”) on or prior to the Closing Date, in each case solely to the extent related to the TS Business. Except as set forth on Section 5.18 of the Seller Disclosure Schedules, the Seller and its Affiliates shall keep each Seller Guarantee in place and in full force and effect until the earlier of (x) 12 months following the Closing and (y) the date the Buyer’s replacement arrangement is in full force and effect and accepted by the relevant counterparty. In the event any of the Seller Guarantees are not released prior to or at the Closing, the Buyer will indemnify and hold the Seller and its Affiliates that are a party to or otherwise have liability with respect to each such Seller Guarantee harmless for any and all payments required to be made under, and the costs and expenses incurred in connection with, such Seller Guarantee by the Seller or its Affiliates that are a party to or otherwise have liability with respect to such Seller Guarantee until such Seller Guarantee is released.

Section 5.19 Insurance. From and after the Closing Date, subject to the terms of the Reorganization Agreement, the Companies and their Subsidiaries shall cease to be insured by the Seller’s or any of its Affiliates’ insurance policies or by any of their self-insurance programs. For the avoidance of doubt, the Seller shall retain all rights to control its insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs and the Seller shall retain any premiums or other retentions paid by the Companies or any of their Subsidiaries prior to the Closing Date in respect of any insurance coverage.

Section 5.20 Further Assurances; Wrong Pockets.

(a) The Seller shall, and shall cause its Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as the Buyer may reasonably request to effect, consummate, confirm or evidence the sale and transfer to the Buyer of the Interests and the TS Business and the other transactions contemplated by this Agreement or the Reorganization Agreement. The Buyer shall, and shall cause its Affiliates to, execute and deliver such further instruments of assumption and take such additional action as the Seller may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby.

(b) Without limiting the generality of the foregoing, if at any time following the Closing it becomes apparent that any asset (including any Contract) that should have been transferred to the Buyer, either directly or indirectly (through the acquisition of the Interests) pursuant to this Agreement or to the Companies and their Subsidiaries pursuant to the Reorganization Agreement was not so transferred, or any asset (including any Contract) unrelated to the TS Business was inadvertently transferred to the Buyer or the Companies or any of the Companies’ Subsidiaries, the Seller shall, and shall cause its applicable Affiliates to, or the Buyer shall, and shall cause its Subsidiaries to, as applicable, in each case as promptly as practicable: (A) transfer all rights, title and interest in such asset to the Buyer, the Companies, their respective Subsidiaries or as the Buyer may direct, or to the Seller or as the Seller may direct, as applicable, in each case for no additional consideration; and (B) hold its right, title and interest in and to such asset in trust for the applicable transferee until such time as such transfer is completed.

Section 5.21 Listing. The Buyer shall (a) prepare and timely file with NASDAQ a subsequent listing application covering all of the Share Consideration, (b) use reasonable best efforts to cause the Share Consideration to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date and (c) use reasonable best efforts to maintain the listing of the Share Consideration on NASDAQ until the earlier of (i) the date on which the Seller no longer holds any of the Share Consideration and (ii) the second anniversary of the Closing Date.

Section 5.22 Seller’s Financing Cooperation.

(a) The Seller agrees to, and to cause its Subsidiaries (including the Companies) to, use reasonable best efforts to provide such assistance (and to use reasonable best efforts to cause its and their respective personnel and advisors to provide such assistance) with respect to the Financing as is reasonably requested by the Buyer, including using reasonable best efforts with respect to:

(i) participation in, and assistance with, the marketing efforts related to the Financing;

(ii) delivery to the Buyer and its Financing Sources as promptly as practicable (and no later than the third Business Day prior to the Closing Date) the Financing Deliverables;

(iii) furnishing the Buyer and its Financing Sources, as promptly as practicable, with (A) all financial statements and any other financial data, financial information and other information of the Companies and the TS Business in each case necessary to satisfy the conditions set forth in paragraphs (ii), (iii) and (viii) of Exhibit B of the Debt Commitment Letter (including all information regarding the Companies and the TS Business reasonably requested by the Buyer to prepare the pro forma financial statements and other pro forma financial data referenced in clause (iii) of Exhibit B of the Debt Commitment Letter); and (B) all financial statements and any other financial data and financial information and other customary information of the Companies and the TS Business as may be reasonably requested to consummate the Financing (including all financial statements, financial data and other information of the type required in order to consummate the Bond Financing, including (1) if the Buyer has elected to undertake a registered public offering, of the type required by Regulations S-X and S-K promulgated under the Securities Act and other accounting rules and regulations of the SEC for a registered public offering by the Buyer or (2) if the Buyer has elected to undertake a Rule 144A offering, customary for Rule 144A offerings) (the information and documents in this clause (iii) together with drafts of the comfort letters referred to in clause (iv) below and the authorization and representation letters referred to in clause (vii) below, collectively, the “Required Information”);

(iv) causing its independent auditors to cooperate with the Financing consistent with their customary practice, including by participating in a reasonable number of drafting sessions, providing customary “comfort letters” (including customary “negative assurances”) and customary assistance with the due diligence activities of the Buyer and the Financing Sources (including by participating in a reasonable number of accounting due diligence sessions), and providing customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings;

(v) providing all customary information required to complete any syndication related to the Financing;

(vi) (I) assisting the Buyer and the Financing Sources in the preparation of (A) offering documents, prospectuses, registration statements, syndication documents and materials, including bank information memoranda (confidential and public), private placement memoranda, offering memoranda, lender and investor presentations and similar documents for the Financing, (B) materials for rating agency presentations, and similar documents in connection with the Financing and (C) pro forma financial statements and (II) participating (including by making members of senior management of the TS Business with appropriate seniority and expertise available to participate) in a reasonable number of meetings, due diligence sessions, presentations, “road shows”, drafting sessions and sessions with the rating agencies in connection with the Financing and reasonably cooperating with the Financing Sources’ and their respective agents’ due diligence;

(vii) executing and delivering customary authorization and representation letters and definitive financing documents to the extent reasonably requested by the Buyer, including certificates, and other documents, to the extent reasonably requested by the Buyer; and

(viii) providing customary projected financial information relating only to the Companies and the TS Business as reasonably requested by the Buyer to permit the Buyer to prepare customary projected financial information relating to the Buyer (to be prepared on pro forma basis assuming the consummation of the transactions contemplated by this Agreement) which are customarily required by the Financing Sources for the syndication of credit facilities similar to those described in the Debt Commitment Letter;

provided, that the effectiveness of any definitive documentation (other than authorization letters) executed by the Seller, the Companies or any Subsidiary of the Companies shall be subject to the consummation of the transactions contemplated by this Agreement.

(b) The Seller hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Seller or its Subsidiaries or the reputation or goodwill of the Seller or its Subsidiaries. Notwithstanding any other provision set forth herein or in any other agreement between the Seller and the Buyer (or their respective Affiliates), the Seller agrees that the Buyer and its Affiliates may share customary projections with respect to the Companies and the TS Business with the Financing Sources identified in the Debt Commitment Letter, and that the Buyer, its Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality arrangements. Notwithstanding anything to the contrary in this Agreement, none of the Seller, any of its Subsidiaries or any of its or their respective directors or officers or other personnel shall be required by this Section 5.22 (1) to take any action or provide any assistance that unreasonably interferes with the ongoing operations of the Seller and its Subsidiaries; (2) to pass resolutions or consents to approve or authorize the execution of the Financing or the Debt Financing Documents prior to the Closing Date (other than customary authorization and representation letters provided in connection with offering documents); or (3) to execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing (other than payoff letters with respect to certain Indebtedness of the Companies and their Subsidiaries). The Buyer shall

(1) promptly upon request by the Seller, reimburse the Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Seller or any of its Subsidiaries in connection with providing the assistance contemplated by this Section 5.22 and (2) indemnify and hold harmless the Seller and its Subsidiaries and its and their respective directors, officers, personnel and advisors from and against any and all Losses suffered or incurred in connection with the Financing or any assistance or activities in connection therewith (other than such Liabilities, Losses, damages, claims, costs, expenses, interest, awards, judgments or penalties that arose out of (x) the bad faith or willful misconduct of, or willful and intentional breach of this Agreement by, the Seller or any of its Affiliates or (y) written historical information of the type prepared by the Seller, the Companies or any of their Affiliates in the ordinary course of business that is provided by the Seller, the Companies or any of their Affiliates expressly in connection with the Financing).

(c) If at any time the Seller shall in good faith believe that it has provided the Required Information, it may deliver to the Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Seller shall be deemed to have delivered the Required Information on the date of such notice unless the Buyer in good faith reasonably believes the Seller has not completed delivery of the Required Information and within 5 Business Days after delivery of such notice by the Seller, the Buyer delivers a written notice to the Seller to that effect (stating with reasonable specificity which Required Information the Seller has not delivered).

Section 5.23 Buyer’s Financing Obligation.

(a) The Buyer shall take, or use its reasonable best efforts to cause to be taken, all actions and do, or use its reasonable best efforts to cause to be done, all things necessary to obtain the Financing on or prior to the Closing Date on the terms and conditions set forth in the Debt Commitment Letter, including: (a) maintaining in effect and enforcing the Debt Commitment Letter and complying with its obligations thereunder; provided, that the Debt Commitment Letter may be amended, supplemented, modified and replaced as permitted pursuant to this Section 5.23; (b) satisfying on a timely basis all conditions to the Financing set forth in the Debt Commitment Letter that are within the Buyer’s control; (c) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto); and (d) subject to Section 2.3, drawing a sufficient amount of the Financing to enable the Buyer to consummate the transactions contemplated by this Agreement, in the event that the conditions set forth in Section 6.1 and Section 6.3, and the conditions set forth in the Debt Commitment Letter or the Debt Financing Documents, as applicable, have been satisfied or upon funding would be satisfied.

(b) Without limiting the Buyer’s other obligations under this Section 5.23, if (x) for any reason, all or any portion of the Financing becomes unavailable and such portion is required to consummate the transactions contemplated by this Agreement, or (y) there is a breach or repudiation by any party to the Debt Commitment Letter, in each case, other than as contemplated by the Debt Commitment Letter, the Buyer shall (i) reasonably promptly notify the Seller and the reasons therefor, (ii) use its reasonable best efforts to obtain alternative financing from alternative Financing Sources on terms (including conditionality, structure, covenants and pricing) not materially less favorable to the Buyer (as determined in the reasonable judgment of the Buyer), with lenders reasonably satisfactory to the Buyer, in an amount sufficient to consummate the transactions contemplated by this Agreement, as promptly as reasonably practicable following the occurrence of such event, and (iii) obtain, and when obtained provide the Seller with a copy of, a new financing commitment that provides for such alternative financing. The Buyer will not agree to any amendment or modification to, or grant any waiver of, any provision under the Debt Commitment Letter without the prior written consent of the Seller if such amendment, modification or waiver would (i) impose additional conditions, or otherwise amend or modify any of the conditions in a manner that is adverse in any material respect to the Buyer or the Companies, to the receipt of the Financing on the Closing Date, (ii) materially delay the timing of the funding of the Financing or prevent or make less likely to occur, the funding of the commitments thereunder, on the Closing Date, (iii) reduce the aggregate cash amount of the funding commitments thereunder, or (iv) adversely impact the ability of the Buyer to enforce its rights against any other party to any Debt Commitment Letter or the definitive documentation with respect thereto; provided, that, without the consent of the Seller, the Buyer may (x) replace or amend the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof or (y) implement or implement or exercise the “flex” provisions contained in one or more fee letters related to the Financing. The Buyer shall keep the Seller reasonably informed on a reasonably timely basis of the status of its efforts to obtain the Financing.

(c) Notwithstanding any other provision in this Agreement, the Buyer shall have the right to substitute the proceeds of consummated equity or equity-linked offerings or debt offerings or other incurrences of debt (including unsecured notes) for all or any portion of the Financing by reducing commitments under the Debt Commitment Letter; provided, that to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earliest of the consummation of the transactions contemplated by this Agreement on the Closing Date, the termination of this Agreement and the Termination Date (for the avoidance of doubt as the Termination Date may be extended pursuant to this Agreement). Further, the Buyer shall have the right to substitute commitments in respect of other debt financing for all or any portion of the Financing from the same and/or alternative bona fide third-party financing sources so long as (i) all conditions precedent to effectiveness of definitive documentation for such debt financing have been satisfied and the conditions precedent to funding of such debt financing are in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to the Seller than) the conditions contained in the Debt Commitment Letter, and (ii) prior to funding of any loans thereunder, the commitments in respect of such debt financing are subject to restrictions on assignment which are in the aggregate substantially equivalent to or more favorable to the Seller than the corresponding restrictions set forth in the Debt Commitment Letter (any such debt or equity financing which satisfies the foregoing clauses (i) and (ii), the “Replacement Financing” and the definitive documentation for any such Replacement Financing, the “Replacement Financing Documents”). The representations, warranties, covenants and other restrictions of the Buyer contained in this Agreement with respect to the Financing and the Debt Commitment Letter shall apply equally to any Replacement Financing and Replacement Financing Documents.

(d) For the avoidance of doubt, the Buyer acknowledges and agrees that in no event shall the receipt or availability of funds or financing (including the Financing, any Replacement Financing or any other financing transaction) itself be a condition to the Buyer’s obligation to consummate the transactions contemplated hereby and to the extent the conditions set forth in Sections 6.1 and 6.3 have been satisfied, the Buyer will be obligated to effectuate the Closing in accordance with the terms of this Agreement. Nothing in this Section 5.23(d) shall be construed to limit any of the Seller’s obligations hereunder or the condition set forth in Section 6.3(b) with respect thereto, including obligations pursuant to Section 5.22.

Section 5.24 Non-competition; Non-solicitation.

(a) From the Closing Date until the date that is two years after the Closing Date, the Seller shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Buyer (which consent may be withheld for any reason), directly or indirectly, (i) hire or solicit for employment any NewCo Employee or (ii) induce or encourage any such employee to no longer be employed by the Buyer, the Companies or any of their Subsidiaries; provided, however, that nothing in this Section 5.24(a) shall prohibit the Seller or any of their Subsidiaries from (A) engaging in general solicitations to the public or general advertising not targeted at employees of the Buyer, the Companies or any of the Companies’ Subsidiaries, (B) hiring any employee whose employment has been terminated by the Buyer, the Companies or any of their Subsidiaries following the Closing or (C) hiring any employee whose employment with the Buyer, the Companies or any of their Subsidiaries has been terminated by the employee following the Closing (but only after at least 180 days have passed since the date of termination of employment).

(b) From the Closing Date until the date that is two years after the Closing Date, the Buyer shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Seller (which consent may be withheld for any reason), directly or indirectly, (i) hire or solicit for employment any employee of the Seller or any of its Subsidiaries or (ii) induce or encourage any such employee to no longer be employed by the Seller or any of its Subsidiaries; provided, however, that nothing in this Section 5.24(b) shall prohibit the Buyer or any of its Subsidiaries from (A) engaging in general solicitations to the public or general advertising not targeted at employees of the Seller or any of its Subsidiaries, (B) hiring any employee whose employment has been terminated by the Seller or any of its Subsidiaries following the Closing or (C) hiring any employee whose employment with the Seller or any of its Subsidiaries has been terminated by the employee following the Closing (but only after at least 180 days have passed since the date of termination of employment).

(c) From the Closing Date until the date that is two years after the Closing Date, the Seller shall not, and shall cause its Subsidiaries not to, without the prior written consent of the Buyer (which consent may be withheld for any reason), directly or indirectly, (i) engage in the Buyer Competing Business anywhere or (ii) own any equity interest, or operate, control or participate (including as a joint venture partner, agent, representative, consultant or lender) in any Person that engages directly or indirectly in the Buyer Competing Business anywhere. For purposes of this Agreement, “Buyer Competing Business” means (i) the resale of products from the vendors set forth in Section 5.24(c) of the Seller Disclosure Schedules (“Vendors”) to value added resellers

(VAR), direct market resellers (DMR), independent software vendors (ISV) or managed service providers (MSP), but shall not include the resale of products from the Vendors (A) purchased by the Seller and its Subsidiaries pursuant to an OEM channel program offered by such Vendor and (B) to any ISV or MSP (so long as such ISV or MSP is not, and has not been in the past 12 months, treated as a VAR or DMR customer of the TS Business) and (ii) the entry by the Seller or one of its Subsidiaries into a branded product distribution agreement with any Vendor, unless (A) such Vendor does not offer an OEM channel program and (B) such branded product distribution agreement is entered into solely for the purpose of reselling the Vendor’s products to any OEM or IT vendor. For the avoidance of doubt, nothing herein shall limit or restrict the Seller or its Subsidiaries from conducting the Retained Business as currently conducted.

(d) Notwithstanding anything herein to the contrary, the prohibition in Section 5.24(c) shall not apply to the ownership by the Seller and its Subsidiaries, directly or indirectly, of less than 5%, in the aggregate, of any class of the securities of any Person traded on a national or international securities exchange.

(e) The Buyer and the Seller acknowledge the (i) the covenants set forth in this Section 5.24 are an essential element of this Agreement and that, but for these covenants, the Parties would not have entered into this Agreement, and (ii) this Section 5.24 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement, any Ancillary Agreement or any other document contemplated by this Agreement.

(f) It is the intention of the Parties that if any restriction or covenant contained in this Section 5.24 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restriction or covenant shall not be construed to be null, void and of no effect, but to the extent such restriction or covenant would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.24 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 5.24) that would be valid and enforceable under such applicable Law.

Section 5.25 Indebtedness. Prior to the Closing Date, the Seller shall use reasonable best efforts to arrange for customary payoff letters and release letters, lien terminations (including UCC-3 financing statements) and instruments of discharge (including mortgage releases, if applicable) to be delivered at the Closing providing for the full payoff, discharge and termination at the Closing Date of all Indebtedness of the Companies and their Subsidiaries specified in Section 2.2(b) of the Seller Disclosure Schedules and any and all Encumbrances related thereto. At least 10 days prior to the Closing Date, the Seller shall provide to the Buyer drafts of payoff and release letters, lien terminations and instruments of discharge for the Indebtedness specified in Section 2.2(b) of the Seller Disclosure Schedules.

Section 5.26 Resignations. The Seller shall use reasonable best efforts to deliver to the Buyer at or prior to the Closing written resignation letters, effective as of the Closing Date, of each of the officers and directors of the Companies or Subsidiaries of the Companies, requested by Buyer in writing at least 10 Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the board of directors (or equivalent governing body) or as officer.

Section 5.27 Audited Financial Statements. As soon as reasonably practicable and, in any event, prior to the Closing Date, the Seller shall deliver the Audited Financial Statements to the Buyer. Notwithstanding anything herein to the contrary, if the amounts of the line item “operating income” plus the absolute value of the amount of the line items (1) “Depreciation expense” (not to exceed $27,563,000), (2) “Stock compensation expense” and (3) “Restructuring, amortization, integration and other expenses” for the fiscal year ended July 2, 2016 reflected in the Audited Financial Statements is less than the amount set forth in Section 5.27 of the Seller Disclosure Schedules, the Buyer shall have the right to terminate this Agreement within 15 Business Days of the delivery of the Audited Financial Statements to the Buyer.

Section 5.28 Transition Services Agreement. As soon as practicable following the date hereof, the Parties shall (i) negotiate in good faith to finalize the schedules to the Transition Services Agreement to the extent not finalized as of the date hereof so that the Transition Services Agreement is finalized prior to the Closing Date, (ii) comply with the obligations set forth in Section 5.1(b) of the Transition Services Agreement as if the Transition Services Agreement was in effect as of the date hereof and (iii) cooperate in good faith to develop a separation plan.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, as of the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such Party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Reorganization Agreement.

(b) (i) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated, and (ii) all applicable consents and approvals of the Governmental Authorities set forth in Section 6.1(b) of the Seller Disclosure Schedules shall have been obtained, in the case of each of clause (i) and clause (ii), without imposition of any Burdensome Condition.

(c) The Reorganization shall have been completed in accordance with the Reorganization Agreement.

Section 6.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, as of the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) (i) The representations and warranties of the Buyer contained in Section 4.2, Section 4.7(a), Section 4.7(c) and Section 4.8 shall be true and correct in all respects (except, in the case of Section 4.7(a), for de minimis inaccuracies) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date (except, in the case of Section 4.7(a), for de minimis inaccuracies), and (ii) all other representations and warranties of the Buyer contained in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect.

(b) The Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Since the date of this Agreement, there shall not have occurred a Buyer Material Adverse Effect.

(d) The Seller shall have received from the Buyer a certificate to the effect set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c), signed by a duly authorized officer thereof.

Section 6.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, as of the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) (i) The representations and warranties of the Seller contained in Section 3.2, Section 3.4, Section 3.5(a), Section 3.8(b) and Section 3.20 shall be true and correct in all respects (except, in the case of Section 3.5(a), for de minimis inaccuracies) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date (except, in the case of Section 3.5(a), for de minimis inaccuracies), and (ii) all other representations and warranties of the Seller contained in Article III shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (except for the word “Material” in the definition of “Material Contract”, without giving effect to any limitation or qualification as to “materiality” (including the word “material”), or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) The Seller shall have performed in all material respects all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d) The Buyer shall have received from the Seller a certificate to the effect set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c), signed by a duly authorized officer thereof.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) (i) by the Seller, if the Seller is not in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured prior to the earlier of (x) the Termination Date and (y) 30 days following delivery of written notice of such breach or failure to perform (provided, that such cure period shall be three Business Days with respect to any breach or failure to perform by the Buyer of the Buyer’s obligations under Section 2.3) and (C) has not been waived by the Seller; or (ii) by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, (B) cannot be or has not been cured prior to the earlier of (x) the Termination Date and (y) 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c) by either the Seller or the Buyer if the Closing shall not have occurred by 5:00 PM on June 19, 2017 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available if the material breach of this Agreement by the Party so requesting termination shall have been the cause of the failure of the Closing to occur on or prior to such date;

(d) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an Order or taken any other action (i) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or (ii) constituting or imposing a Burdensome Condition and such Order or other action shall have become final and nonappealable; provided, that the Party so requesting termination shall have complied with Section 5.7 in all material respects; or

(e) by the Buyer pursuant to and in accordance with Section 5.27 within 15 Business Days of the delivery of the Audited Financial Statements; provided, for the avoidance of doubt, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) after such 15th Business Day.

The Party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give prompt written notice of such termination to the other Party setting forth a brief description of the basis on which it is terminating this Agreement.

Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any Party except (a) for the provisions of Section 3.20 and Section 4.8, Section 5.6(a), Section 5.8, Section 9.1, Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7, Section 9.8, Section 9.9, Section 9.11, Section 9.16, Section 9.21 and this Section 7.2 and (b) that nothing in this Section 7.2 shall relieve any Party from liability for any material breach of this Agreement prior to such termination or for Fraud.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; LIMITATIONS ON LIABILITY

Section 8.1 Survival.

(a) Subject to the other terms and conditions of this Article VIII, each of the representations and warranties set forth in this Agreement and the certificates delivered pursuant to Article VI, shall survive (together with any right to assert a Claim under Section 8.2(a) or Section 8.3(a), as applicable) the Closing and the consummation of the transactions contemplated hereby and shall expire on the date that is 18 months after the Closing Date; provided, however, that the representations and warranties set forth in (i) Section 3.2, Section 3.4, Section 3.5(a) and Section 3.20 shall survive (together with any right to assert a Claim under Section 8.2(a)) indefinitely or until the latest time permitted by applicable Law and (ii) Section 3.17 shall survive (together with any right to assert a Claim under Section 8.2(a)) until seven years after the Closing Date (the representations and warranties specified in clauses (i) and (ii) of this Section 8.1(a), the “Specified Seller Representations”), and (iii) Section 4.2, Section 4.7(c) and Section 4.8 shall survive (together with any right to assert a Claim under Section 8.3(a)) indefinitely or until the latest time permitted by applicable Law (the representations and warranties specified in clause (iii) of this Section 8.1(a), the “Specified Buyer Representations”).

(b) Each of the covenants and agreements contained in this Agreement that are to be performed at or prior to the Closing shall survive (together with the right to assert any claim under Section 8.2(b) or Section 8.3(b), as applicable) the Closing and the consummation of the transactions contemplated hereby until the date that is 18 months after the Closing Date. Each of the other covenants and other agreements contained in this Agreement or any certificate or other instrument delivered by or on behalf of the Seller or the Buyer pursuant to this Agreement shall survive (together with any right to assert a Claim under Section 8.2(b) or Section 8.3(b), as applicable) the Closing and the consummation of the transactions contemplated hereby until fully performed in accordance with their respective terms.

(c) Notwithstanding anything to the contrary herein, (i) any Claim asserted pursuant to Section 8.5 by delivery of a Claim Notice prior to the expiration of the applicable survival period set forth in Section 8.1(a) or Section 8.1(b) shall survive (together with the applicable representations, warrants and/or covenants) until such Claim is fully and finally resolved, and (ii) the delivery of such a Claim Notice prior to the expiration of the applicable survival period shall extend the applicable survival period until such Claim is fully and finally resolved.

Section 8.2 Indemnification by the Seller. Subject to the other terms and conditions of this Article VIII, from and after the Closing, the Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates (including, after the Closing, the Companies and their Subsidiaries) and their respective Representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against, and shall pay and reimburse each of the Buyer Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees (whether in connection with a Direct Claim or a Third-Party Claim) based upon, resulting from, arising out of or relating to:

(a) any breach of any representation or warranty of the Seller contained in Article III or in the certificate delivered pursuant to Section 6.3(d);

(b) any breach of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement; and

(c) (i) any and all Pre-Closing Taxes, (ii) any and all Taxes imposed with respect to the Reorganization, and (iii) the disallowance of a refund of, credit in respect of, or other recovery of VAT where the VAT in question was paid in or is otherwise attributable to a supply made in a Pre-Closing Tax Period, in each case other than (A) Transfer Taxes that are the responsibility of the Buyer pursuant to Section 5.12(a), (B) Taxes arising as a result of the breach by the Buyer of any of the Buyer’s covenants contained in Section 5.12, or (C) Taxes that have been included in the determination of the Closing Net Working Capital or the Closing Indebtedness.

Section 8.3 Indemnification by the Buyer. Subject to the other terms and conditions of this Article VIII, from and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates and their respective Representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”) against, and shall pay and reimburse each of the Seller Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees (whether in connection with a Direct Claim or a Third-Party Claim) based upon, resulting from, arising out of or relating to:

(a) any breach of any representation or warranty of the Buyer contained in Article IV or in the certificate delivered pursuant to Section 6.2(d);

(b) any breach of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement; and

(c) (i) all Taxes relating to the Companies or any of their Subsidiaries arising from or attributable to a taxable period beginning after the Closing (including any Taxes arising in a Straddle Period that are not attributable to the Seller as Pre-Closing Straddle Period Taxes), (ii) all Taxes arising from any transactions involving the Companies or their Subsidiaries that are not entered into pursuant to the Reorganization and are not in the ordinary course of business occurring on the Closing Date but after the Closing pursuant to Section 5.12(e), (iii) all Transfer Taxes that are the responsibility of the Buyer pursuant to Section 5.12(a), or (iv) Taxes arising as a result of the breach by the Buyer of any of the Buyer’s covenants contained in Section 5.12, in each case, other than any Taxes that are the responsibility of the Seller pursuant to Section 8.2.

Section 8.4 Limitations and Other Matters Relating to Indemnification.

(a) Subject to Section 8.6(b), and other than with respect to any Claims or Losses based upon, resulting from, arising out of or relating to any breach of any Specified Seller Representation, the Seller shall not be required to indemnify, defend, hold harmless, pay or reimburse the Buyer Indemnitees under Section 8.2(a) (i) unless and until the aggregate amount of all Losses in respect of which indemnification otherwise may be sought under Section 8.2(a) (other than those based upon, resulting from, arising out of or relating to the Specified Seller Representations) exceeds $25,000,000 (the “Indemnification Threshold”), and once the Indemnification Threshold has been exceeded, the Seller shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Indemnification Threshold and (ii) unless and until the amount of Losses in respect of which indemnification otherwise may be sought under Section 8.2(a) arising from any particular breach of any representation or warranty of the Seller in this Agreement exceeds $100,000 (the “Per Claim Threshold”), provided, that, subject to Section 8.4(a)(i), once the Per Claim Threshold has been exceeded with respect to any such particular breach, the Seller shall be required to indemnify, defend, hold harmless, pay and reimburse the Buyer Indemnitees for all such Losses with respect to such particular breach from the first dollar, including any such Losses that were taken into account in determining whether the Per Claim Threshold had been satisfied.

(b) Subject to Section 8.6(b), and other than with respect to any Claims or Losses based upon, resulting from, arising out of or relating to any breach of any Specified Seller Representation, the Seller shall not be required to indemnify, defend, hold harmless, pay or reimburse the Buyer Indemnitees under Section 8.2(a) from and after such time when the aggregate amount of all Losses paid to Buyer Indemnitees in respect of indemnification under Section 8.2(a) (other than with respect to any Claims or Losses based upon, resulting from, arising out of or relating to any breach of any Specified Seller Representation) exceeds $200,000,000 (the “Cap”).

(c) Subject to Section 8.6(b), and other than with respect to any Claims or Losses based upon, resulting from, arising out of or relating to any breach of any Specified Buyer Representation, the Buyer shall not be required to indemnify, defend, hold harmless, pay or reimburse the Seller Indemnitees under Section 8.3(a) (i) unless and until the aggregate amount of all Losses in respect of which indemnification otherwise may be sought under Section 8.3(a) (other than those based upon, resulting from, arising out of or relating to the Specified Buyer Representations) exceeds the Indemnification Threshold, and once the Indemnification

Threshold has been exceeded, the Buyer shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Indemnification Threshold and (ii) unless and until the amount of Losses in respect of which indemnification otherwise may be sought under Section 8.3(a) arising from any particular breach of any representation or warranty of the Buyer in this Agreement exceeds the Per Claim Threshold, provided, that, subject to Section 8.4(a)(i), once the Per Claim Threshold has been exceeded with respect to any such particular breach, the Buyer shall be required to indemnify, defend, hold harmless, pay and reimburse the Seller Indemnitees for all such Losses with respect to such particular breach from the first dollar, including any such Losses that were taken into account in determining whether the Per Claim Threshold had been satisfied.

(d) Subject to Section 8.6(b) (other than those based upon, resulting from, arising out of or relating to the Specified Buyer Representations), the Buyer shall not be required to indemnify, defend, hold harmless, pay or reimburse the Seller Indemnitees under Section 8.3(a) from and after such time when the aggregate amount of all Losses paid by the Buyer to Seller Indemnitees in respect of indemnification under Section 8.3(a) (other than those based upon, resulting from, arising out of or relating to the Specified Buyer Representations) exceeds the Cap.

(e) Subject to Section 8.6(b), in no event shall the Buyer or the Seller be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party under this Article VIII, or otherwise be liable in connection with this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby, for any Losses that constitute punitive, incidental, consequential, special, exemplary or indirect damages, damages for lost profits or other multiplier-based damages; provided, however, that (x) except for punitive damages (and special or exemplary damages to the extent they are punitive in nature), the foregoing limitations set forth in this Section 8.4(e) shall not apply to Losses to the extent such Losses were reasonably foreseeable in connection with the relevant breach and (y) none of the foregoing limitations set forth in this Section 8.4(e) shall apply to any such Losses if any Indemnified Party is held liable for such Losses in connection with a Third-Party Claim.

(f) For the purposes of determining whether a representation or warranty is inaccurate or has been breached for the purposes of Section 8.2(a) or Section 8.3(a) and calculating the amount of Losses related thereto, any qualification as to materiality, “Material Adverse Effect” or any other similar qualification or standard contained in Article III or Article IV of this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall be disregarded (it being understood that the word “Material” in the defined term “Material Contract(s)” and the qualification as to “Material Adverse Effect” contained in Section 3.8(b) shall not be disregarded for such purpose).

(g) Notwithstanding anything to the contrary herein, the rights and remedies of the Indemnified Parties shall not be limited by the fact that any Indemnified Party (i) had actual or constructive knowledge (regardless of whether such knowledge was obtained through such Indemnified Party’s own investigation or through disclosure by the other Party, its Representatives or any other Person) of any breach, event or circumstance, whether before or after the execution and delivery of this Agreement or the Closing or (ii) waived any condition to the Closing set forth in Article VI.

(h) The amount of any Losses payable under Article VIII by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification payment up to the amount actually received by the Indemnified Party (less any reasonable cost or expense actually incurred by the Indemnified Party in obtaining such recovery). The Indemnified Party shall use its reasonable best efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under Article VIII.

(i) If the Indemnifying Party’s indemnification obligation under Article VIII arises in respect of the payment of any Losses which makes allowable to the Indemnified Party, any of its Affiliates or, in the case of Buyer, effective upon the Closing, the Companies, any deduction, amortization, exclusion from income or other allowance which would not, but for the payment of such Losses, be allowable, and such allowance is actually utilized by the Indemnified Party or any of its Affiliates to reduce cash Tax liability prior to the seventh anniversary of the Closing Date, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the Tax benefit resulting therefrom if, as and when such Tax benefit is actually realized in cash or a reduction in Taxes otherwise due.

(j) Notwithstanding anything contained herein to the contrary, no Indemnified Party shall be entitled to indemnification for any amounts taken into account in determining or as an adjustment to the Purchase Price pursuant to the terms of Section 2.5.

(k) No Party shall be entitled to reimbursement under any provision of this Agreement for any amount to the extent such Party has previously been actually reimbursed for the same amount under any other provision of this Agreement or any Ancillary Agreement.

(l) The maximum aggregate liability of the Seller shall not exceed an amount equal to the Purchase Price actually received by the Seller pursuant to this Agreement.

(m) Any payment under this Article VIII shall be treated by the Parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable Law.

(n) Any amounts paid by the Seller pursuant to Section 8.2(a) shall be paid in cash or, at the Seller’s election, in Buyer Common Stock issued to the Seller at Closing valued per share for this purpose at the higher of (i) $71.80 and (ii) the volume weighted average price per share of Buyer Common Stock on NASDAQ for the 15 consecutive trading days ending on the trading day immediately preceding the payment of such amount by the Seller to Buyer. The Seller acknowledges that the Buyer may be in possession of material nonpublic information regarding itself and its financial results at the time of any such election and that the Buyer would be under no obligation to disclose any such information to the Seller.

Section 8.5 Indemnification Procedures.

(a) All claims for indemnification pursuant to this Article VIII shall be made in accordance with the procedures set forth in this Section 8.5. A Person entitled to assert a claim for indemnification (a “Claim”) pursuant to this Article VIII (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim; provided, however, that any such Claim Notice need only specify such information to the knowledge of the Indemnified Party as of the date of such Claim Notice and shall not limit or prejudice any of the rights or remedies of any Indemnified Party on the basis of any limitations on the information included in such Claim Notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other privilege. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Action made or brought by any Person (other than a Buyer Indemnitee or a Seller Indemnitee in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), reasonably promptly following receipt of notice of the assertion or commencement of such Action, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), reasonably promptly after the Indemnified Party learns of the facts which may result in a claim for indemnification; provided, however, that no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. For the purposes of this Agreement, “Indemnifying Party” means the Buyer (in the case of a Claim by a Seller Indemnitee) or the Seller (in the case of a Claim by a Buyer Indemnitee).

(b) With respect to any Third-Party Claim (other than a Claim relating to a Tax Contest, which shall be governed by Section 5.12(j) and Section 5.12(k)), the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within 30 days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing that is reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that such Indemnifying Party shall not have the right to control the defense of any Third-Party Claim that (i) seeks any potentially material injunctive or other equitable relief against the Indemnified Party or (ii) seeks monetary damages the amount of which would reasonably be expected to materially exceed any limitation on the amount of Losses for which the Indemnifying Party is responsible hereunder. The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it; provided, however, that if, in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of one separate counsel

(including advancement thereof) to the Indemnified Party. If the Indemnifying Party elects not to control the defense of such Third-Party Claim (including by failing to promptly notify the Indemnified Party in writing of its election to control such defense in accordance with this Section 8.5(b)) or fails to diligently prosecute such Third-Party Claim, the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the fees and expenses of counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. Each of the Buyer and the Seller shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other party reasonably advised of the status of such Action and the defense thereof and shall consider in good faith any recommendations made by the other party with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary and other than with respect to Tax Contests, which shall be governed by Section 5.12(j) and Section 5.12(k), (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement would (A) include a complete and unconditional release of each Indemnified Party from all Liabilities and obligations with respect thereto, (B) not impose any Liability or obligation (including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.6 Exclusive Remedy; Exceptions.

(a) Subject to Section 8.6(b), from and after the Closing, the Parties acknowledge and agree that this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties, including the Buyer and the Seller, with respect to any claims for Losses for which indemnification is provided hereunder; provided, however, that nothing in this Section 8.6(a) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.5, Section 5.24 and Section 9.13, or the express provisions of the Reorganization Agreement or any other Ancillary Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including Section 8.4 and Section 8.6(a)) shall limit the Seller’s or the Buyer’s right to bring claims based on Fraud with respect to this Agreement or any Ancillary Agreement at any time following the Closing Date (which such right shall survive indefinitely or until the latest time permitted by applicable Law).

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Fees and Expenses. Except as otherwise provided herein or in any Ancillary Agreement, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that the Buyer shall pay or cause the Companies to pay any Transaction Expenses that remain unpaid as of the Closing. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other.

Section 9.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party. Notwithstanding anything to the contrary contained herein, this Section 9.2, Section 9.7, Section 9.8, Section 9.9, Section 9.16 and Section 9.21 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 9.3 Waiver; Extension. At any time prior to the Closing, the Seller, on the one hand, and the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other Party contained herein, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered by such Party pursuant hereto, or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i) if to the Seller, to:

Avnet, Inc.

2211 S. 47th Street

Phoenix, AZ 85034

Attention: General Counsel

E-mail: erin.lewin@avnet.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention: Barbara Becker

E-mail: bbecker@gibsondunn.com

(ii) if to the Buyer, to:

Tech Data Corporation

5350 Tech Data Drive

Mail Stop: A2-3

Clearwater, FL 33760

Attention: David R. Vetter, Senior Vice

President, General Counsel & Secretary

E-mail: david.vetter@techdata.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:	David Leinwand
Glenn McGrory

E-mail:	dleinwand@cgsh.com
gmcgrory@cgsh.com

Section 9.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this

Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 9.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof.

Section 9.7 Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 5.9, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof; provided, that the Financing Sources shall be express third-party beneficiaries of this Section 9.7 and Section 7.2, Section 9.2, Section 9.8, Section 9.9, Section 9.16 and Section 9.21 and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 9.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement, the Financing, or the Debt Financing Documents or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).

Section 9.9 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the Financing or Debt Financing Documents brought by any Party or its Affiliates, successors or assigns against the other Party or any Financing Source shall be brought and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement, the Financing or the Debt Financing Documents and the transactions contemplated hereby and thereby. Each of the Parties agrees not to (and shall cause its controlled Affiliates, successors and assigns not to) commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, the Financing or the Debt Financing Documents or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the Debt Financing Documents, or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 9.10 Disclosure Generally. Notwithstanding anything to the contrary contained in the Seller Disclosure Schedules, the Buyer Disclosure Schedules or in this Agreement, the information and disclosures contained in any Section of the Seller Disclosure Schedules or any Section of the Buyer Disclosure Schedules shall be deemed to have been disclosed and provided only with respect to the corresponding Section in this Agreement; provided, however, the information and disclosures contained in (i) any Section of the Seller Disclosure Schedules with respect to Article III hereof shall be deemed to be disclosed and incorporated by reference in any other Section of the Seller Disclosure Schedules with respect to Article III hereof as though fully set forth in such Section of the Seller Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on its face and (ii) any Section of the Buyer Disclosure Schedules with respect to Article IV hereof shall be deemed to be disclosed and incorporated by reference in any other Section of the Buyer Disclosure Schedules with respect to Article IV hereof as though fully set forth in such Section of the Buyer Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in the Seller Disclosure Schedules or the Buyer Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 9.11 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect equityholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of any Party.

Section 9.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void; provided, that the Buyer shall be permitted to assign to any of its Subsidiaries the right to acquire the equity interests of either Company or any of their respective Subsidiaries; provided, further, that the Buyer shall remain liable for all of its obligations hereunder notwithstanding any such assignment. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.13 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court), this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement. Any amounts recorded in a currency other than United States dollars shall be converted into United States dollars, including with respect to the calculation of the amount of Cash, Net Working Capital, Indebtedness and Transaction Expenses, based on the exchange rate as reported by Bloomberg, L.P. as of the close of business in New York on the applicable date.

Section 9.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE).

Section 9.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.18 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.19 Legal Representation.

(a) The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Companies) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Seller in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Buyer.

(b) Only the Seller, the Companies and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Companies) acknowledges and agrees that, including in any dispute or proceeding arising under or in connection with this Agreement or any Ancillary Agreement, all confidential communications between the Seller, the Companies and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Companies), and not the Companies, and shall not pass to or be claimed, held, or used by the Buyer or the Companies upon or after the Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. Notwithstanding the foregoing, in the event a dispute arises between the Buyer, the Companies or any Subsidiary of the Companies, on the one hand, and a third-party (other than the Seller or any of its Affiliates), on the other hand, after the Closing, the Companies or any Subsidiary of the Companies may assert attorney-client privilege to prevent disclosure of confidential communications by Gibson Dunn to such third-party.

(c) The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Companies) acknowledges and agrees that Gibson Dunn has acted as counsel for the Seller and its Affiliates for several years and that the Seller reasonably anticipates that Gibson Dunn will continue to represent it and/or its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Companies) expressly (i) consents to Gibson Dunn’s representation of the Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of the Buyer and the Companies, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson Dunn may have previously advised the Seller, the Companies or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to the Seller or its Affiliates of any information learned by Gibson Dunn in the course of its representation of the Seller, the Companies or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson Dunn’s duty of confidentiality.

(d) From and after the Closing, the Companies shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Companies to represent the Companies after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Companies by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Companies in order to represent or continue so representing the Seller.

(e) The Seller and the Buyer consent to the arrangements in this Section 9.19.

Section 9.20 No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 9.21 Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, none of the Financing Sources shall have any liability to the Seller or its Affiliates (for the avoidance of doubt, except, after the Closing, any Person directly or indirectly sold by the Seller to the Buyer pursuant to this Agreement) relating to or arising out of this Agreement, the Financing or the transactions contemplated by this Agreement, whether at law or equity, in contract, in tort or otherwise, and neither the Seller nor any of its Affiliates (for the avoidance of doubt, except, after the Closing, any Person directly or indirectly sold by the Seller to the Buyer pursuant to this Agreement) will have any rights or claims against any Financing Sources under this Agreement and any other agreement contemplated by, or entered into in connection with, the Financing, including any commitments by the Financing Sources in respect of the Financing. Notwithstanding anything herein to the contrary, in no event shall the Seller or its Affiliates be entitled to seek the remedy of specific performance of this Agreement against any of the Financing Sources.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date and year first written above by their respective officers thereunto duly authorized.

AVNET, INC.

By:	/s/ Erin Lewin
	Name:	Erin Lewin
	Title:	Senior Vice President and General
Counsel

[Signature Page to Interest Purchase Agreement]

TECH DATA CORPORATION

By:	/s/ Robert M. Dutkowsky
	Name:	Robert M. Dutkowsky
	Title:	Chief Executive Officer

[Signature Page to Interest Purchase Agreement]